Exhibit 4.9(a)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats and private and confidential.

ASSET PURCHASE AGREEMENT

BY AND AMONG

QUALCOMM TECHNOLOGIES, INC.,

QUALCOMM FRANCE S.A.R.L.,

QUALCOMM TECHNOLOGIES INTERNATIONAL, LTD.

AND

SEQUANS COMMUNICATIONS S.A.

August 22, 2024

LIST OF EXHIBITS*

Exhibit A	Form of Assignment and Assumption and Bill of Sale
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Offer Documentation
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Acquired IP License Agreement (filed separately as Exhibit 4.9(b))
Exhibit F	Form of 5G License Agreement
Exhibit G Exhibit H Exhibit I Exhibit J	Form of IP Assignment Agreement Form of Patent Portfolio License Agreement Form of Chip Supply Agreement Form of Termination Agreement
Exhibit K	Form of Qasara Assignment Agreement

LIST OF SCHEDULES

Seller Disclosure Schedule

LIST OF ANNEXES

Annex A	Statement of Electronic Delivery of Prewritten Software and Electronic Assets

* Exhibits, Schedules and Annexes have been omitted pursuant to the Instructions as to Exhibits of Form 20-F. The registrant will provide a copy of any omitted exhibit, schedule or annex to the Securities and Exchange Commission or its staff upon request.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2024, by and among Qualcomm Technologies, Inc., a Delaware corporation (“Purchaser”), Qualcomm France S.A.R.L., a French société à responsabilité limitée duly organized and validly existing under the laws of France, with its registered office at 5 Parc Ariane, Immeuble Neptune, Boulevard des Chênes, 78280 Guyancourt, France, registered with the trade and companies register of Versailles under number 795 039 528 (“QCOM France”), Qualcomm Technologies International, Ltd., an England and Wales company with its registered office at Churchill House, Cambridge Business Park, Cowley Road, Cambridge, UK (“QTIL”), on the one hand (provided Purchaser is acting jointly (solidairement) with QCOM France and QTIL under this Agreement), and on the other hand, Sequans Communications S.A., a company incorporated under the laws of France, with its registered office at 15 Bd Charles de Gaulle, 92700 Colombes, France, registered under number 450 249 677 R.C.S. Nanterre (“Seller”). Purchaser, QCOM France, QTIL and Seller are individually referred to as a “Party” and jointly referred to as the “Parties”.

RECITALS

A.Seller, directly and through the other members of the Seller Group, (i) is engaged in the Business (amongst other businesses) and owns or has rights to the Purchased Assets; and (ii) following the consummation of the Acquisition, shall have sufficient assets and workforce to continue to operate its businesses through the ownership and operation of the Excluded Assets, the rights set forth in the Acquired IP License Agreement and their remaining workforce.

B.Seller and the other members of the Seller Group desire to sell, convey, transfer, deliver and assign to the Purchaser Entities, and the Purchaser Entities desire to purchase and assume from Seller and the other members of the Seller Group, the Purchased Assets and the Assumed Liabilities, and in furtherance thereof, at the Closing, Seller will sell, convey, transfer, deliver and assign, and will cause the other members of the Seller Group to sell, convey, transfer, deliver and assign, to the Purchaser Entities, and the Purchaser Entities will purchase from the Seller Group, the Purchased Assets, free and clear of all Encumbrances, all on the terms and conditions hereinafter set forth (the “Acquisition”);

C.In connection with the Acquisition, each of QCOM France and QTIL desires to (i) purchase from Seller and the other members of the Seller Group the tangible Purchased Assets located in France and the United Kingdom, respectively, free and clear of all Encumbrances, all on the terms and conditions hereinafter set forth; and (ii) employ those Identified Employees located in France and the United Kingdom, respectively;

D.Prior to the execution of this Agreement, the Works Council has been duly informed and consulted on the Acquisition, in accordance with article L. 2312-8 of the French labor code and all other information and consultation requirements have been adhered to in accordance with any other Applicable Law or relevant policies of the Seller Group in any applicable jurisdiction;

E.At the Closing, Purchaser will deposit the Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9 and as set forth in the Escrow Agreement; and

F.Seller and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1.Definitions. As used in this Agreement, the following terms shall have the following meanings:

“5G License Agreement” has the meaning set forth in Section 7.2(i).

“Acquired IP License Agreement” has the meaning set forth in Section 7.2(h).

“Acquired Intellectual Property Developments” has the meaning set forth in the Acquired IP License Agreement.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, action, cause of action, dispute, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, cause of action, demand, lawsuit, inquiry, notice of violation, citation, summons, subpoena, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise; provided, however, that in no event shall an “Affiliate” of Seller include any stockholder or other equity holder of Seller unless such stockholder or other equity holder and its Affiliates hold more than fifty percent (50%) of the outstanding equity interests in Seller.
“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.6(a).

“Alternate Proposal” means (a) any agreement, offer or proposal for, or any indication of interest in, any acquisition or license of any material portion of the Purchased Assets or the Intellectual Property Used by Seller as of the date of this Agreement and immediately prior to the Closing that will be subject to the Patent Portfolio License Agreement or the 5G License Agreement or (b) any agreement, offer or proposal for, or any indication of interest in the hiring or solicitation for employment of any or all of the Identified Employees, in each case, whether by way of a direct or indirect merger, consolidation, asset sale, equity purchase, tender offer, other business combination, “acqui-hire” transaction or otherwise, or any non-ordinary course development, license, partnership, joint venture or other similar collaboration involving the Purchased Assets, the Intellectual Property Used by Seller as of the date of this Agreement and immediately prior to the Closing that will be subject to the 5G License Agreement or Patent Portfolio License Agreement or any or all of the Identified Employees; in each case of clauses (a) or (b), other than any agreement with, or offer, proposal or indication of interest made by or on behalf of, Purchaser; provided that any discussions in view of, agreement, offer or proposal for, or any indication of interest in, licensing, on a non-exclusive basis, to a customer or potential customer of the Seller Group, all or part of the assets and/or rights subject to the 5G License Agreement shall not be deemed an Alternate Proposal.

“Applicable Law” means, collectively, all applicable federal, state, provincial, foreign or local statute, law, treaty, ordinance, regulation, rule, code, order, decree, other requirement or rule of law (including common law or any judicial or administrative interpretation thereof) promulgated, adopted or issued by a Governmental Entity.

“Assignment Agreement and Bill of Sale” has the meaning set forth in Section 7.2(f).
“Assumed PTO Liabilities” has the meaning set forth in Section 2.3(a)(iii).

“Assumed Liability” has the meaning set forth in Section 2.3(a).

“Biot Lease Agreement” means that certain Lease Agreement, dated May 14, 2023, by and between Seller and SCI Foncière Camacte in respect of the office space located at Les bureaux de Green Side 15 – Zac Saint Phillipe 2 - 750 Avenue Roumanille, in Biot (06410).

“Books and Records” means, in any form or medium, all documents, instruments, paper, books and records, including data, records, files (including prosecution files), manuals, blueprints, books of account, ledgers and general, financial and accounting records, equipment maintenance files, distribution lists, supplier lists, production data, quality control records and procedures, inquiry files, research and development files, records and data, all correspondence with any Governmental Entity (including to and from any Registration Office), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files.
“Business” means the development, enhancement and unrestricted commercialization of the Calliope2 Product and the Monarch2 Product and, for the avoidance of doubt, including all of the Seller Group’s business relating to such products.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California or Paris, France are authorized or required by Applicable Law to be closed for business.

“Calliope2 Product” means the semi-conductor chip currently sold by Seller under part number SQN3530 and marketed under the trademark “Calliope2” consisting of [***].

“Calliope2 Technology Package” means all underlying Intellectual Property and Technology included or incorporated in the Calliope2 Product as of the date hereof and immediately prior to the Closing, including such Intellectual Property and Technology as described in the IP Assignment Agreement.

“Chip Supply Agreement” has the meaning set forth in Section 7.2(l).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Contract” means any contract, lease, license, sales order, purchase order, statement of work, agreement, arrangement, indenture, mortgage, note, bond, warrant, undertaking, commitment, consensual obligation or other similar legally binding instrument, whether written or oral.

“Controlled Group Liability” means any and all Liabilities arising under or related to (a) any multiemployer plan as defined under Sections 3(37) and 4001(a)(3) of ERISA, (b) Title IV of ERISA, (c) Section 302 of ERISA or Sections 412 and 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code, and (e) under corresponding or similar provisions of any non-U.S. Law related to defined benefit plan funding requirements or post-termination health insurance plan coverage.

“Conversion Rate” has the meaning set forth in Section 10.2.

“Copyrights” means all copyrights, mask work rights, and all other rights corresponding thereto in any Work throughout the world (including all applications and registrations for any of the foregoing, all unregistered copyrights and all economic rights in copyrights).

“Damages” means all losses, costs, damages, fees, Liabilities, Taxes (including Taxes payable with respect to payments to an Indemnified Person to the extent necessary to restore such Person to their excepted after-tax position had such Damages not been incurred), penalties, fines, deficiencies, Judgments, costs and expenses, including all costs and expenses arising from any Actions and settlements and reasonable fees and expenses of lawyers, experts and other professionals, and including costs and expenses of investigation and enforcement; provided, however, that “Damages” shall exclude any incidental, consequential, collateral, special damages and lost profits (except to the extent that any such Damages are paid or payable to Third Parties in respect of any Third Party Claim or such Damages that Purchaser can prove were the reasonably foreseeable result of the Third Party Claim giving rise to indemnification hereunder, and, where applicable in the case of a Third Party Claim, are actually awarded to the Third Party by a court of competent jurisdiction).

“domain names” has the meaning set forth in the definition of “Intellectual Property”.

“Effect” has the meaning set forth in the definition of “Purchaser Material Adverse Effect”.

“Embargoed Territory” has the meaning set forth in Section 3.6(c).

“Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, charge, mortgage, imperfection of title, security interest, encumbrance, claim, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, technology escrow title retention or title reversion agreement, prior assignment, or any other restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any Purchased Asset, any restriction on the receipt of any income derived from any Purchased Asset, any restriction on the Use of any Purchased Asset in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Purchased Asset imposed by any Person, including any Governmental Entity).

“Enforceability Exceptions” has the meaning set forth in Section 3.2(b).
“Equipment” means the equipment owned by any Seller Group member as described on Section 1(a) of the Seller Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” any Person that currently is, or within the past six (6) years was, required to be aggregated in a controlled group or affiliated service group with Seller, Seller Group, and/or any of their Affiliates for purposes of ERISA or the Code (including under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means an escrow agreement, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to Ten Million Dollars ($10,000,000.00).

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the amounts paid by Purchaser to the Escrow Agent at the Closing pursuant to Section 2.5.

“Escrow Termination Date” means the date that is twelve (12) months following the Closing Date.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Foreign Investment Authority” has the meaning set forth in Section 6.4(b).

“Foreign Investment Regulations” means any Applicable Law relating to investments made by a foreign entity in France and pursuant to which the prior authorization procedure provided by articles L. 151-3 and R. 153-1 et seq. of the French monetary and financial code is required in order to consummate the Acquisition.

“Government Involvement” has the meaning set forth in Section 3.9(m).

“Government Officials” has the meaning set forth in Section 3.7(a)(iii).

“Governmental Entity” means any government, court, regulatory or administrative agency, commission, tribunal, arbitral body or authority or other legislative, executive or judicial governmental authority or instrumentality (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational (including any ministry, commission, department, region, administration, regulator, regulatory body, court, arbitrator or other subdivision thereof, as well as any Person having received delegated authority from any of the above).

“Hired Employee” means an Identified Employee that has executed and delivered to Purchaser or any of its Affiliates an offer letter or contract for employment in connection with his or her employment with Purchaser or any of its Affiliates as of the Closing Date or within thirty (30) days thereafter (such thirty (30)-day period, the “Post-Closing Hired Employee Period”).

“Hired Employee Retained Liabilities” has the meaning set forth in Section 2.4(i).

“IFRS” means International Financial Reporting Standards.

“Identified Contractors” has the meaning set forth in Section 6.8(a).

“Identified Employee” means a Person who is jointly identified by the Parties and who is an employee and who was offered (or will be offered) employment by Purchaser or an Affiliate of Purchaser as part of the Acquisition (including, for the avoidance of doubt, the Key Employees) as set forth on Section 1(b) of the Seller Disclosure Schedule.

“Indemnified Person” has the meaning set forth in Section 9.6(a).

“Indemnifying Person” has the meaning set forth in Section 9.6(a).

“Individual Identified Contractor” has the meaning set forth in Section 6.8(a).

“Intellectual Property” means all of the following and any and all rights associated with the following throughout the world: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (collectively, “domain names”), (iv) Copyrights, (v) Trade Secrets, (vi) rights in all final and intermediate topography of a semiconductor product, and (vii) other intellectual property rights, including registered and unregistered design rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law) and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“International Trade Law” means any Applicable Law relating to international transactions and in each case any regulations or orders issued thereunder.

“IP Assignment Agreement” has the meaning set forth in Section 7.2(j).

“Judgment” means any award, decision, order, judgment, injunction, stipulation, ruling, verdict, writ, consent order or decree of any Governmental Entity or arbitrator.

“Key Employee” has the meaning set forth in Section 3.16(f).

“Knowledge of Seller” or “Seller’s Knowledge” or any similar expression with regard to the knowledge of or awareness of Seller means the actual knowledge of the Persons listed on Section 1(c) of the Seller Disclosure Schedule, after the exercise of reasonable inquiry by such Persons of their direct reports.

“Legal Proceeding” means any Action commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, commitment, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Monarch2 Product” means the semi-conductor chip currently sold by Seller under part number SQN3430 and marketed under the trademark “Monarch2” consisting of [***].

“Monarch2 Technology Package” means all underlying Intellectual Property and Technology included or incorporated in the Monarch2 Product as of the date hereof and immediately prior to the Closing, including such Intellectual Property and Technology as described in the IP Assignment Agreement.
“Moral Rights” means moral rights in any Work, including the right to the integrity of the Work, the right to be associated with the Work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right”.

“Non-Recourse Persons” has the meaning set forth in Section 9.13.

“OFAC” has the meaning set forth in Section 3.6(c).

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for an annual license fee of less than Twenty-Five Thousand Dollars ($25,000.00) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.6(a).

“Offer Documentation” means an offer of employment or engagement or employment, contracting or consulting agreement and other related documentation, substantially in the form(s) attached hereto as Exhibit C.

“One-Time License Fee” has the meaning set forth in the Technology License Agreement.
“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under the applicable user’s, reproducer’s, modifier’s or distributor’s own Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Patent through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); (xii) the Microsoft Limited Public License; or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of incorporation or organization, articles of association, operating agreement, certificate of formation, shareholders’ agreement or similar governing documents of such entity.
“Other Identified Contractor” has the meaning set forth in Section 6.8(a).

“Party” and “Parties” has the meaning set forth in the Preamble.

“Patent Portfolio License Agreement” has the meaning set forth in Section 7.2(k).

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Pending Claim” has the meaning set forth in Section 9.8.

“Pending Claim Amount” has the meaning set forth in Section 9.8.

“Permits” means all permits, licenses, approvals, franchises, grants, qualifications, rights, variances, permissive uses, accreditations, certificates, certificates of occupancy, certifications, consents, interim licenses, establishment registrations, product listings, easements, identification and registration numbers, permits and other authorizations of any applicable nature from any Governmental Entity.

“Permitted Encumbrances” means any Encumbrance that is released at or prior to the Closing or that is set forth on Section 1(d) of the Seller Disclosure Schedule.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity, Governmental Entity or any other entity, whether or not regarded as a legal entity under Applicable Law.

“Personal Data” means “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information” or “personal information” under any Applicable Law in respect of the Identified Employees.

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored or otherwise subject to a Process.

“Post-Closing Hired Employee Period” has the meaning set forth in the definition of “Hired Employee”.

“Privacy Laws” means all Applicable Laws, guidance from Governmental Entities, and self-regulatory principles applicable to the protection or Processing of Personal Data, data security, privacy, database registration, including: (a) the EU General Data Protection Regulation 2016/679 of 27 April 2016; and (b) the UK Data Protection Act 2018.

“Privacy Policies” means, collectively, any policies (internal or external), relating to the Processing and protection of Personal Data Processed by the Seller Group members.

“Process” or “Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, storage, adaptation, alteration, correction, retrieval, maintenance, use, disclosure, transmission, transfer, combination, storage, deletion, destruction or the design, implementation or other use of artificial intelligence, machine learning and/or deep learning and the insights, input, output, outcomes, predictions, analysis, visualizations and other results therefrom.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Products” means, collectively, the Calliope2 Product and the Monarch2 Product.

“Prohibited Party Lists” has the meaning set forth in Section 3.6(c).

“PTO Liabilities” has the meaning set forth in Section 2.3(a)(iii).

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Intellectual Property” means all Intellectual Property owned (in whole or in part), or purported to be owned (in whole or in part), by any member of the Seller Group that is related to, underlying, included in or necessary or useful for the Use of the Products; provided that, Seller Trademarks, and domain names and Patents owned by Seller Group shall not be included. For the avoidance of doubt, subject to the proviso in the immediately foregoing sentence, Purchased Intellectual Property shall include all Intellectual Property owned (in whole or in part), or purported to be owned (in whole or in part) by any member of the Seller Group without which Purchaser could not fully Use the Technology Packages in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing.

“Purchased Registered Intellectual Property” means all Registered Intellectual Property that is included in the Purchased Intellectual Property.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Entity” means each member of the Purchaser Group that is required to be or otherwise becomes party to a Transaction Document (including, for the avoidance of doubt, Purchaser, QCOM France and QTIL).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Non-Contravention), Section 4.5 (Sufficiency of Funds) and Section 4.6 (Brokers and Other Advisors).

“Purchaser Group” means, collectively, Purchaser and each of its Subsidiaries.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.1(a).

“Purchaser Material Adverse Effect” means any fact, circumstance, development event, change or effect (each, an “Effect”) that, individually or in the aggregate with any other Effect, would reasonably be expected to prevent, materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated by this

Agreement on a timely basis; provided, however, that “Purchaser Material Adverse Effect” shall not include any Effect arising out of, or resulting from, the following: (a) changes in general United States, European or global, national or regional economic, political, regulatory or market conditions or in financial or capital markets, including (i) changes in interest rates in any country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world, (b) changes following the date hereof in any Applicable Laws or accounting rules (or, in each case, the interpretation thereof), (c) acts of war (whether or not declared), hostilities, sabotage, terrorism, or military action or the escalation thereof, (d) earthquakes, hurricanes, tornadoes, tsunamis, floods, mudslides, wild fires or other natural disasters, pandemics or epidemics in any country or region in the world, (e) changes generally affecting similar industries or market sectors in the geographic regions in which Purchaser operates, except in the case of each of the foregoing clauses (a) through (e) to the extent such Effect has a materially disproportionate effect on Purchaser relative to other participants in the industry in which Purchaser operates.

“Qasara Assignment Agreement” has the meaning set forth in Section 7.2(n).

“Qasara License Rights” has the meaning set forth in Section 2.1(d).

“Qasara Settlement Agreement” means that certain Settlement Agreement, dated November 16, 2009, by and between Seller and Qasara Limited in respect of certain Intellectual Property included in the Products.

“QCOM France” has the meaning set forth in the Preamble.

“QTIL” has the meaning set forth in the Preamble.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.
“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, design, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part) or is distributed with such Work.

“Remotely Transferred Assets” has the meaning set forth in Section 6.14.

“Representatives” means, with respect to any Person, such Person’s officers, directors, stockholders, partners, managers, members, trustees, executors, employees, agents, attorneys, accountants, advisors and other representatives.

“Restricted Benefits” has the meaning set forth in Section 3.7(a)(iv).

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Standard Essential Patents” means patents that claim inventions that must be Used to comply with and/or implement an industry standard.

“Seller” has the meaning set forth in the Preamble.

“Seller Covered Person” has the meaning set forth in Section 6.13(b).

“Seller Disclosure Schedule” has the meaning set forth in Section 3.

“Seller Employee Plans” has the meaning set forth in Section 3.15(a).

“Seller Entity” means each member of the Seller Group that owns or has rights to or under any Purchased Assets, that has Liabilities in respect of, or that is otherwise subject to any Assumed Liabilities, that employs or otherwise engages any Identified Employees or that is required to be or otherwise becomes party to a Transaction Document.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority; Non-Contravention), Section 3.9(b)(i) and Section 3.13 (Title to Purchased Assets), Section 3.14 (Taxes) and Section 3.20 (Brokers and Other Advisors).

“Seller Group” means, collectively, Seller and each of its Subsidiaries.

“Seller Inbound Licenses” has the meaning set forth in Section 3.9(c)(ii).

“Seller Indemnified Persons” has the meaning set forth in Section 9.1(b).

“Seller Intellectual Property” means (a) the Purchased Intellectual Property and (b) the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” means all Intellectual Property and Technology owned by any Person other than Seller that is licensed to Seller and/or any other member of the Seller Group and that is related to, underlying, included in or necessary for the Use of the Purchased Assets as of the Closing and without which the Technology Packages could not be fully Used in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing.

“Seller Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, (a) has had or would reasonably be expected to have a material adverse impact on the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or impair the ability of Seller to perform its obligations this Agreement or consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that “Seller Material Adverse Effect” with respect to clause (a) shall not include any Effect arising out of, or resulting from, the following: (i) changes in general United States, European or global, national or regional economic, political, regulatory or market conditions or in financial or capital markets, including (A) changes in interest rates in any country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world, (ii) changes following the date hereof in any Applicable Laws or accounting rules (or, in each case, the interpretation thereof), (iii) acts of war (whether or not declared), hostilities, sabotage, terrorism, or military action or the escalation thereof, (iv) earthquakes, hurricanes, tornadoes, tsunamis, floods, mudslides, wild fires or other natural disasters, pandemics or epidemics in any country or region in the world, (v) changes generally affecting similar industries or market sectors in the geographic regions in which Seller operates, (vi) the execution, announcement or performance of this Agreement or consummation of the Acquisition and any other transactions contemplated by the Transaction Documents, or the identity of the Purchaser Entities as the prospective acquirer of the Purchased Assets, including any actual loss as a result thereof after the date hereof of any customers, suppliers, partners, vendors, employees, contractors or other business relations, (vii) any action taken by Seller that is expressly required by and effected in accordance with the terms of this Agreement or any of the other Transaction Documents (other than the obligations to conduct the Business in the ordinary course of business consistent with past practice as set forth in, and subject to the exceptions of, Section 5), or the failure of Seller to take any action expressly prohibited by this Agreement, or (viii) any actions taken (or omitted to be taken) by Seller upon the express written request or written instruction of Purchaser or with Purchaser’s express written consent, except in the case of each of the foregoing clauses (i) through (v) to the extent such Effect has a materially disproportionate effect on a Seller Group member relative to other participants in the industry in which the Seller Group currently conducts the Business.

“Seller Outbound Licenses” has the meaning set forth in Section 3.9(c)(i).

“Seller Source Code” means the source code included in the Purchased Intellectual Property, to the extent such source code is owned by, or purported to be owned by, Seller, together with all extracts, portions and segments thereof.

“Seller Trademarks” means all Trademarks owned or licensed by the Seller Group.

“Source Code Disclosure” has the meaning set forth in Section 3.9(h).

“Subsidiary” means any Person in which another party directly or indirectly owns, beneficially or of record, a majority of the outstanding equity or financial interests of such Person.

“Supervisory Authority” means an independent public authority that is established in accordance with the applicable Privacy Laws to be responsible for monitoring the application of such Privacy Laws, in order to protect the rights of the Identified Employees in relation to the Processing of Personal Data.

“Tax” and “Taxes” mean any and all federal, state, provincial and local taxes of any country, including any taxes, assessments, fees, levies and other governmental charges, duties, contributions, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any Contract with any other Person with respect to such amounts, and in each case regardless of whether payable directly, by way of withholding or otherwise, or as primary or secondary liability, or as a legal successor or transferee.

“Tax Returns” means all returns, estimates, information statements and reports required to be filed by or on behalf of any Person with any Tax authority.

“Technology” means tangible embodiments of each of the following, regardless of the form or media in or on which they may exist: (a) all Works (including software, test software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, reference porting layers, and documentation); (b) inventions (whether or not patentable), designs, discoveries and improvements; (c) proprietary, confidential and/or technical data and information and Trade Secrets; (d) databases, data sets, data compilations and collections, and customer and technical data; (e) methods and processes; and (f) devices, prototypes, designs, specifications, procedures, drawings, schematics and final and intermediate topography of a semiconductor product (and copies thereof).

“Technology License Agreement” means that certain Technology License Agreement, dated as of June 14, 2024, by and between Purchaser and Seller.

“Technology Packages” means the Calliope2 Technology Package and the Monarch2 Technology Package.

“Termination Agreement” has the meaning set forth in Section 7.2(k).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party” means a Person that is neither a Party nor an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 9.9(a).

“Threshold” has the meaning set forth in Section 9.3(a).

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, including all trade secret rights within the meaning of Applicable Law, know-how, source code and any information which describes source code but which is not source code, technical methods, calculation models and parameters of models, methodologies, processes, design and manufacturing processes of products or systems, in each case that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

“Trademarks” means all (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, whether registered or not (including all applications and registrations for each of the foregoing), and (b) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement (including the Annexes, Exhibits and Schedules hereto), Assignment Agreement and Bill of Sale, Escrow Agreement, Transition Services Agreement, Acquired IP License Agreement, 5G License Agreement, IP Assignment Agreement, Patent Portfolio License Agreement, Chip Supply Agreement, Termination Agreement, Qasara Assignment Agreement and any other certificate, schedule, agreement or document that is required to be delivered pursuant to this Agreement.

“Transfer Regulations” mean collectively, the European Council Directive of March 12, 2001 (2001/23/EC), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the European Council Directive of March 12, 2001 (2001/23/EC) and any other similar Applicable Law, including Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended and updated from time to time.

“Transfer Taxes” has the meaning set forth in Section 6.9(a).

“Transferred Books and Records” has the meaning set forth in Section 2.1(g).

“Transition Services Agreement” has the meaning set forth in Section 7.2(g).

“Use” means reproduce, represent, configure, evaluate, test, design, verify, monitor, analyze, compile, incorporate, embed, integrate, modify, implement, adapt, fix, lend, rent, communicate, distribute and/or otherwise fully commercially exploit.

“VAT” means (a) any tax imposed by reference to value added in compliance with the Council Directive of 28 November 2006 (as amended) on the common system of value added tax (EC Directive 2006/112/EC) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere.

“Viruses” has the meaning set forth in Section 3.9(i).

“Withholding Taxes” means any Taxes required under Applicable Law to be withheld from any payment hereunder and paid to an applicable Tax authority.

“Work” means any work of authorship, including software, libraries or other code (including middleware and firmware).

“Works Council” means Seller’s French company comité social et économique (CSE).

2.    Purchase and Sale of Purchased Assets.

2.1    Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall, and shall, to the extent applicable, cause each of the other members of the Seller Group to, sell, convey, transfer, deliver and assign to the Purchaser Entities, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Seller Group’s rights, title and interests in, to and under all of the following assets, properties and rights, including for any possible future legal extensions of any Intellectual Property protection period (collectively, the “Purchased Assets”):
(a)    all Purchased Intellectual Property;

(b)    the Technology Packages;

(c)    the Equipment;

(d)    the license rights under the Qasara Settlement Agreement (the “Qasara License Rights”);

(e)    to the fullest extent permitted by Applicable Laws, all rights to any Actions of any nature related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including any and all rights to sue for or assert claims against and remedies against past, present or future infringements of the Purchased Intellectual Property and to retain any and all amounts therefrom and rights of priority therein or derived therefrom under any international conventions, treaties or agreements and protections of interests therein;

(f)    to the fullest extent permitted by Applicable Laws, all warranties, indemnities, contribution, reimbursement, set-off and other similar rights against Third Parties to the extent related to any of the Purchased Assets;

(g)    all Books and Records in the possession of Seller and the other members of the Seller Group primarily relating to (i) the Purchased Assets and the Assumed Liabilities or (ii) the Hired Employees (collectively, the “Transferred Books and Records”); and

(h)    the Biot Lease Agreement.

2.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, none of Seller or any other member of the Seller Group shall sell, convey, transfer, deliver and assign to the Purchaser Entities any assets that are not Purchased Assets (collectively, the “Excluded Assets”), which shall remain the property of the Seller Group after the Closing. Without limiting the generality of the foregoing, the Excluded Assets shall include:

(a)    all shares of capital stock or other equity securities of any member of the Seller Group;

(b)    all Organizational Documents, seal, minute books, stock books and records, Tax Returns, all taxpayer and other identification numbers, books of account or other records having to do with the corporate organization of Seller and the other members of the Seller Group;

(c)    other than the Biot Lease Agreement, all Contracts entered into by Seller and/or the other members of the Seller Group (including, for the avoidance of doubt, all Seller Inbound Licenses and Seller Outbound Licenses);

(d)    all accounts receivable and any security therefor of Seller and the other members of the Seller Group, and all deposits, advances, pre-paid expenses, refunds, credits and all rights of Seller and the other members of the Seller Group under surety bonds;

(e)    all Seller Employee Plans and assets attributable thereto and all rights with respect thereto;

(f)    all cash, cash equivalents on hand or in bank accounts and short term investments of Seller and the other members of the Seller Group, all intercompany accounts among Seller and other members of the Seller Group, and all rights to any bank accounts of Seller and the other members of the Seller Group;

(g)    all Seller Licensed Intellectual Property and Seller Inbound Licenses;

(h)    all real property, including any real property leases or leasehold improvements, and all Permits and other authorizations relating specifically to such real property;

(i)    all insurance policies purchased by Seller or any other member of the Seller Group, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto (whether or not any claims under such policies are made or paid on or before the Closing Date);

(j)    all Books and Records that are not Transferred Books and Records;

(k)    all Patents;

(l)    any Intellectual Property that is not Purchased Intellectual Property, including Seller Licensed Intellectual Property;

(m)    all Seller domain names;

(n)    the Seller Trademarks; and

(o)    rights which accrue or will accrue to Seller and other members of the Seller Group under the Transaction Documents.

2.3    Assumed Liabilities.

(a)    Subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser Entities shall assume, and the Purchaser Entities shall pay, perform and discharge (or cause to be paid, performed and discharged) when due, solely the following Liabilities of Seller and the other members of the Seller Group (the “Assumed Liabilities”):

(i)    any Liability arising out of, or relating to, the ownership or Use of the Purchased Assets, from and after the Closing, which Liability does not arise out of, or relate to, any Excluded Liability or any inaccuracy in or breach of any representation or warranty made by Seller under this Agreement or any other Transaction Document;
(ii)    other than the Hired Employee Retained Liabilities, any Liability incurred (x) from and after the Closing with respect to the Identified Employees who become Hired Employees as of the Closing and (y) from and after the time that an Identified Employee becomes a Hired Employee with respect to the Identified Employees who become Hired Employees during the Post-Closing Hired Employee Period, in each case, for which Purchaser or its Affiliate is liable in connection with Purchaser’s or its Affiliates’ employment or engagement of the Hired Employees under Section 6.7; and

(iii)    any Liability for all unused vacation time or paid time off (x) accrued for the period prior to the Closing for those Identified Employees who become Hired Employees as of the Closing and (y) accrued for the period prior to the time that an Identified Employee becomes a Hired Employee after the Closing for those Identified Employees who become Hired Employees during the Post-Closing Hired Employee Period (collectively, the “PTO Liabilities”); provided that the PTO Liabilities shall not exceed the lower of (A) an amount equal to the aggregate Liability with respect to all Hired Employees of five (5) weeks in respect of unused vacation time (known as “congés payés” in France) for each Hired Employee, and (B) an amount equal to $700,000 (taking into consideration the proviso, the “Assumed PTO Liabilities”).

(b)    Except for the Assumed Liabilities, no member of the Purchaser Group or any of their respective Affiliates shall, by virtue of the purchase of the Purchased Assets by the Purchaser Entities, assume or become responsible for any Liabilities of member of the Seller Group or any of their respective Affiliates or any other Person.

2.4    Retained Liabilities. Except for the Assumed Liabilities, no member of the Purchaser Group or any of their respective Affiliates shall assume or be deemed to have assumed, and shall have no Liability for, any Liabilities, Taxes or Contracts of Seller and the other members of the Seller Group of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that the Purchaser Entities expressly disclaim any express or implied assumption of any Liabilities other than the Assumed Liabilities. Notwithstanding Section 2.3 or any other provision contained herein, and regardless of whether any of the following may be disclosed to the Purchaser Entities or any of their Representatives or otherwise or whether the Purchaser Entities or any of their Representatives may have actual knowledge of the same, neither the Purchaser Entities nor any other member of the Purchaser Group shall assume, and Seller and the other members of the Seller Group shall pay, perform and discharge when due and remain exclusively liable for all Liabilities of the Seller Group other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including:

(a)    any Liability arising out of, or relating to, the Excluded Assets;

(b)    any Liability arising out of, or relating to, the conduct of the Business or any other business by the Seller Group;

(c)    any Liability arising out of, or relating to, the Use of the Monarch2 Product or the Calliope2 Product (as such part number or name may change from time to time) as sold, directly or indirectly, by the Seller Group prior to, at or following the Closing;

(d)    any Liability of Seller and the other members of the Seller Group for Taxes for any period whatsoever, including (i) any Taxes arising as a result of the Seller Group’s conduct of the Business or ownership or use of the Purchased Assets prior to the Closing; (ii) any Taxes imposed on the Seller Group that will arise as a result of or in connection with the consummation of the Acquisition; (iii) any Taxes for which Seller is liable pursuant to Section 6.9; and (iv) any deferred Taxes of any nature;

(e)    any Liability of Seller or any other member of the Seller Group or any of their Affiliates or any other Person under common control with Seller (including any ERISA Affiliate) under (i) any Seller Employee Plan or (ii) in respect of any existing or former employee, employed Person (including interns), contractor, consultant or advisor of Seller or any other member of the Seller Group (other than such Liabilities related to (x) the Identified Employees who become Hired Employees as of the Closing for the period from and after the Closing and (y) the Identified Employees who become Hired Employees during the Post-Closing Hired Employee Period for the period from and after the time that such Identified Employee becomes a Hired Employee, in each case, for which Purchaser or its Affiliate is responsible under Section 6.7);

(f)    any Liability of Seller or any other member of the Seller Group (including notice of termination, compensation or benefits in lieu of notice, health and welfare benefits, severance or pension payments, payments for vacation or paid-time off, or otherwise that become payable in connection with an employee’s resignation or termination of employment by Seller or any other member of the Seller Group), as well as any accrued payroll Taxes with respect thereto) which may be owed, or which has otherwise accrued (including all unused vacation time or paid time off accrued), and any wages, compensation, benefits or entitlements which may be owed to employees or contractors or payable with respect to any employee or contractor or former employee or contractor of Seller or any other member of the Seller Group or any Affiliate of the Seller Group, whether arising prior to or as of the Closing Date under any policy of Seller, any other member of the Seller Group or any Affiliate of the Seller Group, as well as under any other Seller Employee Plan, Contract or Applicable Law in relation to any employee or contractor or former employee or contractor of Seller, any other member of the Seller Group or any Affiliate of the Seller Group or arising out of or relating to any employee or contractor or former employee or contractor grievance with respect to Seller, any other member of the Seller Group or any Affiliate of the Seller Group;
(g)    any Liability of Seller with respect to any current or former employee or contractor or service provider of Seller, any other member of the Seller Group or any Affiliate of the Seller Group who is not a Hired Employee, including any employee or contractor or service provider who does not accept Purchaser or its Affiliates’ offer of employment in accordance with Section 6.7, including in connection with the continuation of their employment or service with Seller, any other member of the Seller Group or any Affiliate of the Seller Group, or the termination or severance of the employees’ employment;

(h)    any Liability arising out of, or relating to, any claim made by or other costs or actions arising out of, or relating to, any employee, contractor, service provider, interim worker, or former employee, contractor, service provider, interim worker of Seller or any other member of the Seller Group or any Affiliate of the Seller Group who is not a Hired Employee who otherwise asserts or claims that they should have transferred (automatically or otherwise) to Purchaser and/or its Affiliates pursuant to the Transfer Regulations or otherwise;

(i)    any Liability, with respect to (x) any Identified Employee who becomes a Hired Employee as of the Closing, arising out of, or relating to, his or her employment or engagement for the period up to the Closing or (y) any Identified Employee who becomes a Hired Employee during the Post-Closing Hired Employee Period, arising out of, or relating to, his or her employment of engagement for the period up to the time that such Identified Employee becomes a Hired Employee, in each case, including the PTO Liabilities other than the Assumed PTO Liabilities (the “Hired Employee Retained Liabilities”);

(j)    any Liability of Seller or any other member of the Seller Group with respect to Identified Contractors for any services performed during the period up to the Closing (and for the avoidance of doubt, regardless of whether such Identified Contractor becomes a contractor of any member of the Purchaser Group on or after the Closing), which shall include any Liability with respect to unpaid Tax contributions (or equivalent) and any Liability with respect to any employment-related claim or claim based on worker status;

(k)    any Liability to any securityholder of Seller or any other member of the Seller Group or to any Affiliate of the Seller Group;

(l)    any Liability arising out of, or relating to, the failure of the Purchased Assets to comply with Applicable Law prior to the Closing Date or the failure of the Business to comply with Applicable Law;

(m)    any Liability arising out of, or relating to, any non-compliance by Seller or any other member of the Seller Group with any Permit held by Seller or any other member of the Seller Group;

(n)    any Liability of Seller or any other member of the Seller Group under this Agreement or any other Contract entered into by Seller or any other member of the Seller Group in connection with the Acquisition, including all legal, accounting, financial advisory, consulting, finders and other fees and expenses relating to the solicitation of any other potential purchasers of the Business or Seller or the consideration of strategic alternatives with respect thereto or otherwise incurred in connection with the Acquisition and the preceding sale process, in each case, incurred by or at the direction of Seller or any other member of the Seller Group; or

(o)    any indebtedness for borrowed money of, all letters of credit or performance bonds issued for the account of, and all guarantees issued by, Seller or any of other member of the Seller Group.

2.5    Purchase Price; Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, at the Closing, as consideration for the Purchased Assets and entry into the other Transaction Documents, (x) the Purchaser Entities shall assume the Assumed Liabilities and (y) Purchaser shall pay, or shall cause to be paid, in immediately available funds by wire transfer, the following:

(a)    to Seller, an amount equal to Two Hundred Million Dollars ($200,000,000.00) (the “Purchase Price”) minus the One-Time License Fee minus the Escrow Amount, to one or more bank accounts designated by Seller at least five (5) Business Days prior to the Closing Date; provided that any portion of the Purchase Price that is required under Applicable Law to be paid in local currency shall be paid in local currency in accordance with Section 10.2 and shall reduce on a Dollar-for-Dollar basis the amount of the Purchase Price payable in Dollars; and

(b)    to the Escrow Agent, the Escrow Amount, to be deposited by the Escrow Agent for the purpose of securing the obligations of the Seller Group pursuant to Section 9 and to be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.

2.6    Allocation of Purchase Price; Withholding Taxes.
(a)    Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to Seller the allocation of the Purchase Price plus any other amounts treated as consideration for applicable tax purposes for the Purchased Assets, the 5G License Agreement and the Patent Portfolio License Agreement among such items (the “Allocation”). The Parties shall discuss in good faith any reasonable comments provided in writing by Seller within fifteen (15) days following receipt of such Allocation. If the Parties are unable to agree on the Allocation following such good faith discussion, the allocation proposed by Purchaser shall control. For all applicable Tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation and none of the Parties will take any position inconsistent therewith in any Tax Returns, in any refund claim, in any litigation, or otherwise.

(b)    Purchaser or its agent shall be entitled to deduct and withhold from the Purchase Price, or any other payment payable pursuant to this Agreement, such amounts in respect of Withholding Taxes as are required to be deducted and withheld under the Code or any provision of Applicable Law. Any amounts deducted and withheld pursuant to the preceding sentence and paid to the appropriate taxing authorities shall be treated for all purposes of this Agreement as having been paid to the member of the Seller Group in respect of whom such deduction and withholding was made. Upon request of Purchaser, Seller shall provide (or cause to be provided) any Tax forms or other information required by Purchaser in connection with its Tax withholding and information reporting compliance in relation to such payment. If for any reason the appropriate amount of Withholding Taxes is not withheld from the Purchase Price, such required Withholding Taxes not withheld shall remain Retained Liabilities despite such non-withholding.

2.7    Closing. The closing of the Acquisition (the “Closing”) shall take place by the exchange of documents and signatures (including electronic signatures) at such time mutually agreed upon by the Parties, but no later than two (2) Business Days after all conditions set forth in Section 7 shall have been satisfied or, to the extent permitted by Applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions at such time); provided that if such date would be during the ten (10) Business Days prior to the end of Purchaser’s fiscal quarter, then the date of the Closing shall be the first (1st) Business Day of Purchaser’s next fiscal quarter. The Closing shall be effective as of 11:59 p.m. local time in each jurisdiction where the Purchased Assets being transferred to the applicable Purchaser Entity is located. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

3.    Representations and Warranties of Seller

Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (unless such other date is specified within such Section below) that, except as disclosed in a document delivered by Seller to Purchaser on the date of this Agreement (the “Seller Disclosure Schedule”):

3.1    Organization, Standing and Power. Each Seller Entity is duly organized, incorporated or formed, as applicable, validly existing and (where such concept is applicable) in good standing (or the equivalent thereof) under the Applicable Laws of its jurisdiction of organization, incorporation or formation. Each Seller Entity has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth all jurisdictions in which any of the Purchased Assets, any owner of Purchased Assets or any Identified Employees are located.

3.2    Authority; Non-Contravention.

(a)    Each Seller Entity has all requisite corporate or other similar power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby (including the transfer of the Purchased Assets to the Purchaser Entities free and clear of any Encumbrances (other than Permitted Encumbrances)). The execution, delivery and performance by each Seller Entity of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized (or, as applicable, will be prior to the Closing with respect to such other Transaction Document) by all necessary corporate or other similar action on the part of such Seller Entity. No consent of any securityholder of Seller is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.
(b)    This Agreement has been duly and validly executed and delivered by Seller, and each other Transaction Document to which a Seller Entity will be a party will be duly and validly executed and delivered by such Seller Entity, and, assuming the due authorization, execution and delivery by Purchaser and the other Purchaser Entities party thereto, constitute the legal, valid and binding obligations of each Seller Entity party thereto enforceable against such Seller Entity in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity (the “Enforceability Exceptions”).

(c)    The execution and delivery of this Agreement by Seller does not, and the execution and delivery of each other Transaction Document by each Seller Entity to which such Seller Entity will be a party will not, and consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Organizational Documents of such Seller Entity, (ii) contravene, conflict with, or result in the violation of, breach or default under (with or without notice or lapse of time or both) any term or provision of, result in the loss of any benefit under, or otherwise require consent or notice under or result in a right of termination, cancellation, acceleration or modification of, or trigger a right of first refusal, right of first offer or right of first negotiation under, any Contract to which such Seller Entity is a party or by which any of its respective assets are bound, including Contracts for Seller Licensed Intellectual Property, (iii) result in the creation of any Encumbrance on any Purchased Assets (other than Permitted Encumbrances) or (iv) conflict with or violate in any respect any Applicable Law or Judgment applicable to or binding on such Seller Entity or its respective properties or assets; except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

3.3    Governmental Authorization. Except (a) as set forth on Section 3.3 of the Seller Disclosure Schedule and (b) for Form 6-K filings as well as any other consents, approvals, orders or authorizations, registrations, declarations or filings as required under the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery by each Seller Entity of the Transaction Documents to which it is or will be a party, the performance by such Seller Entity of the applicable transactions contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby.

3.4    Permits. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, there are no Permits that are required for the conduct of the Business or ownership or use of the Purchased Assets.

3.5    Compliance With Laws. Each Seller Entity is, and has been since January 1, 2021, in compliance in all material respects with, is not in material violation of, and no member of the Seller Group has received any notices of material violation with respect to, any Applicable Law with respect to the conduct of the Business or ownership or use of the Purchased Assets. Since January 1, 2021, neither Seller nor any other member of the Seller Group has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of any of the foregoing with respect to the ownership or use of the Purchased Assets or the conduct of the Business.

3.6    International Trade Matters.

(a)    Each Seller Entity is, and has been since January 1, 2021, in compliance in all material respects with, is not in material violation of, and no member of the Seller Group has received any notices of material violation with respect to, any International Trade Law with respect to the conduct of the Business or ownership or use of the Purchased Assets.
(b)    Each Seller Entity has procured appropriate export licenses and approvals prior to releasing, sharing, or otherwise exporting the Purchased Intellectual Property, the Monarch2 Product or the Calliope2 Product.
(c)    Without limiting the foregoing, no Seller Entity has provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any Purchased Intellectual Property, Monarch2 Product or Calliope2 Product, directly or indirectly, to (i) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine, or any other country or territory against which the United States maintains a comprehensive economic embargo (“Embargoed Territory”); (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Entity of an Embargoed Territory; (iii) nationals of Embargoed Territories; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. Department of State (the “Prohibited Party Lists”), where such activity resulted in a violation of International Trade Law.

(d)    No Seller Entity, nor, to the Knowledge of Seller, any of its respective stockholders, directors, officers, employees or other Representatives acting on Seller’s behalf (i) appear on a Prohibited Party List or is controlled, individually or in the aggregate, by an individual or entity that is on the Prohibited Party List; (ii) is the subject to any applicable sanctions administered or enforced by OFAC or any other relevant sanctions authority; or (iii) is located, organized, or resident in an Embargoed Territory.

(e)    No Seller Entity has participated, directly or indirectly, in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Code.

(f)    No Seller Entity has had any basis to expect, nor has Seller, any Seller Group member or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened in writing, or to the Knowledge of Seller, any credible oral communication, regarding an order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law with respect to the conduct of the Business or ownership or use of the Purchased Assets. No Seller Entity has made or intends to make, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or Liability of such Seller Entity arising under or relating to any International Trade Law with respect to the conduct of the Business or ownership or use of the Purchased Assets. To the Knowledge of Seller, there are no pending or threatened in writing or credible oral communications regarding any Actions or Legal Proceedings, with respect to any potential violation or Liability of any Seller Entity under or relating to any International Trade Law with respect to the conduct of the Business or ownership or use of the Purchased Assets.

3.7    Anti-Corruption Compliance.
(a)    No Seller Entity nor any of its directors, officers, employees, agents or other Representatives acting on its behalf:
(i)    has been convicted of, or, to the Knowledge of Seller, accused, charged or investigated by any Governmental Entity with any violation of, any anti-corruption law, anti-money laundering law or other Applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctioned violations;

(ii)    has used any funds (whether of Seller or any other Seller Group member) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iii)    has with a corrupt or improper intention paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business, or any other improper advantage;

(iv)    has otherwise offered, promised, authorized, provided, or incurred or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person;

(v)    has solicited, accepted, or received any Restricted Benefits from any Person;

(vi)    has established or maintained any slush fund or other unlawful or unrecorded fund or account;

(vii)    has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records;

(viii)    is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;

(ix)    has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;

(x)    has used any funds to finance terrorist, drug-related, or other illegal activities;

(xi)    has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any anti-corruption, anti-money laundering or any Applicable Laws of similar effect; or

(xii)    has received any communication that alleges any of the foregoing.
(b)    No Seller Entity has conducted any internal or government-initiated investigation or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-corruption or anti-money laundering laws. There are no claims pending or threatened in writing, or to the Knowledge of Seller, oral credible communications against any Seller Entity with respect to violations of any anti-corruption or anti-money laundering laws.

3.8    Proceedings. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, there is no, and since January 1, 2021 there has not been any, (a) pending or threatened in writing, or to the Knowledge of Seller, oral credible communications regarding any Actions or Legal Proceedings against any Seller Entity arising out of, or relating to, the conduct of the Business or ownership or use of the Purchased Assets or the transactions contemplated by this Agreement or any other Transaction Document, or (b) Judgment imposed upon or affecting any Purchased Asset, any Assumed Liability, the Business or any Seller Entity arising out of, or relating to, the Purchased Assets or the Assumed Liabilities.

3.9    Intellectual Property.

(a)    Intellectual Property Rights.

(i)    Enforceability; No Challenges. Except as set out at Section 3.9(a)(i) of the Seller Disclosure Schedule, there is no Action or Legal Proceeding pending or threatened in writing, nor, to Seller’s Knowledge, has any claim or demand been made in writing or in any credible oral communication, that (A) challenges the right, title or interest of Seller in, to or under any Purchased Intellectual Property; or (B) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property of any Person by Seller in connection with the Use of the Monarch2 Product or Calliope2 Product in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing.

(ii)    Trade Secrets. Seller has taken appropriate measures and precautions necessary to protect and maintain the confidentiality and value of Trade Secrets included in the Purchased Intellectual Property, including entering into agreements with employees, employed Persons (including interns), consultants or contractors regarding the protection, non-use and non-disclosure of Trade Secrets. No member of the Seller Group has disclosed, and, to the Knowledge of Seller, no Third Party has disclosed, any Trade Secrets included in the Seller Intellectual Property to any Person without having such Person execute a valid, binding, enforceable written agreement regarding the non-disclosure and non-use thereof or otherwise be bound by a legal requirement to protect and maintain the confidentiality of such Trade Secrets. No member of the Seller Group has received any written notice or credible oral communication from any Person that there has been any unauthorized use or disclosure of any Trade Secrets included in the Seller Intellectual Property. No Person that has received any Trade Secrets included in the Purchased Intellectual Property has refused to provide to Seller, after Seller’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b)    Ownership of and Right to Use Intellectual Property; No Encumbrances.
(i)    Seller is the sole and exclusive owner of, and has good, valid and marketable title (including all legal, equitable and beneficial title) to, free and clear of all Encumbrances (other than Permitted Encumbrances), all Purchased Intellectual Property. Seller has the sole and exclusive right to bring an Action against any other Person for past, present or future infringement, violation or misappropriation of the Purchased Intellectual Property. Seller has not (A) transferred ownership of, or, except as set forth in Section 3.9(b)(i)(A) of the Seller Disclosure Schedule, granted any exclusive license with respect to, any Purchased Intellectual Property to any Person; or (B) permitted the rights of Seller in any Purchased Intellectual Property to enter into the public domain.

(ii)    Except as set forth in Section 3.9(b)(ii) of the Seller Disclosure Schedule, (A) Seller has a valid, legally enforceable right to Use all Seller Licensed Intellectual Property and all other Intellectual Property that is related to, underlying, included in or necessary or useful for the Use of the Technology Packages at any time prior to the Closing or without which the Technology Packages could not be fully Used in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing, and (B) the Purchased Intellectual Property, the rights under the Seller Inbound Licenses and the rights to be provided under the Patent Portfolio License Agreement, the Transition Services Agreement and the Standard Essential Patents constitute all of the Intellectual Property that is related to, underlying, included in or necessary or useful for the Use of the Products and without which Purchaser could not fully Use the Technology Packages in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing.

(c)    Agreements Related to Intellectual Property and Data.

(i)    Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Contracts (excluding non‑disclosure agreements, non-exclusive purchase and related software license agreements for the Products entered in the normal conduct of Business, and limited term evaluation agreements) pursuant to which Seller granted or is required to grant to any Person any right under or license (expressly, by implication, estoppel or otherwise) or covenant not to assert or sue or other immunity from suit under any other rights, to any Purchased Intellectual Property (such Contracts, the “Seller Outbound Licenses”). Section 3.9(c)(i) of the Seller Disclosure Schedule indicates which of such Contracts listed therein contain (A) any license grant by Seller to any specific Patent subject to the Patent Portfolio License Agreement or (B) except for non-exclusive purchase and related software license agreements for the Products entered in the normal conduct of Business, where the terms in the Contract include a reference to any Patents included subject to the Patent Portfolio License Agreement being licensed without expressly identifying such Patents. Section 3.9(c)(i) of the Seller Disclosure Schedule attaches Seller’s standard form for non-exclusive purchase and related software license agreements for the Products entered into the normal conduct of Business.

(ii)    Disclosure of Inbound Licenses. Section 3.9(c)(ii) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Contracts (excluding Contracts for Off the Shelf Software, Public Software, and limited term evaluation agreements) pursuant to which Seller and/or any other member of the Seller Group is licensed Seller Licensed Intellectual Property (such Contracts, the “Seller Inbound Licenses”). Except as disclosed, the Seller Inbound Licenses do not include any exclusive licenses or similar rights granted to Seller or any other member of the Seller Group under any other Person’s Intellectual Property.

(iii)    Disclosure With Respect to Intellectual Property Agreements. Section 3.9(c)(iii) of the Seller Disclosure Schedule sets forth a true, correct and complete list, grouped by subsection, of all Contracts (excluding non-disclosure agreements, limited term evaluation agreements, Contracts for Off the Shelf Software and Contracts governing the use of Public Software) as follows: (A) regarding joint development of any Purchased Intellectual Property and a complete and accurate description of the Purchased Intellectual Property that was developed under such Contracts; (B) by which Seller or any other member of the Seller Group is or was assigned or granted an ownership interest in any Purchased Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Seller or another member of the Seller Group ownership of Intellectual Property developed in the course of providing services to Seller, other member of the Seller Group); (C) by which Seller assigns, assigned, or is required to assign any ownership right or title to any Purchased Intellectual Property to any Person; and (D) under which Seller grants or receives an option or right of first refusal or negotiation relating to any Purchased Intellectual Property, separated by those granted by and those received by Seller.

(iv)    Royalties. Except as set forth in Section 3.9(c)(iv) of the Seller Disclosure Schedule and except in respect of Off-the-Shelf Software, Seller has no obligation to pay any royalties, license fees or other consideration to any Person (including any employee or contractor of the Seller Group) by reason of use, exploitation, practice, licensing, sale or disposition of any Purchased Intellectual Property. The Closing of the transactions contemplated by this Agreement will not result in any increase or other change to any such royalties, license fees or other consideration.

(v)    No Licenses to Intellectual Property of Purchaser. There are no Contracts between Seller or any other member of the Seller Group and any other Person pursuant to which Seller or any member of the Seller Group granted or is required to grant to any Person any rights under the Intellectual Property owned or controlled by Purchaser or any Affiliate of Purchaser by reason of the execution, delivery, performance and consummation of the transactions contemplated by the Transaction Documents.

(d)    Public Software. Section 3.9(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following, in each case to the extent necessary to the Use of the Purchased Intellectual Property in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing: (i) any part of the Purchased Intellectual Property (including all software, firmware and middleware contained therein) by name or description that is Public Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software; (ii) the Open License Terms applicable to each such part of such Purchased Intellectual Property and Public Software and the Open License Terms or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); (iii) whether such Public Software has been distributed by Seller or only used internally; (iv) whether Seller has modified any such Public Software; and (v) a complete and accurate statement of how Public Software is linked to or with or used within such part of such Purchased Intellectual Property (e.g., dynamically, statically, etc.) and with what portion of such Purchased Intellectual Property the Public Software is linked or used. Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, no Public Software was or is used in connection with the development of any Purchased Intellectual Property. Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, no Public Software has been distributed by the Seller Group in connection with the Purchased Intellectual Property. If and to the extent that Public Software is linked to or with or used within any part of the Purchased Intellectual Property, except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, the Applicable Open License Terms do not require, as a condition of such linking or use, that Purchased Intellectual Property or parts thereof be (A) disclosed or distributed in source code form under Open License Terms, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge. Seller is in material compliance with all Open License Terms applicable to any Public Software license to or used by Seller, and has not received any written notice alleging any violation or breach of any Open License Terms, or, to Seller’s Knowledge, any credible oral communication to that effect. To Seller’s Knowledge, none of the inventions claimed in any of the Patents subject to the Patent Portfolio License Agreement are practiced by any of the software described in Section 3.9(d) of the Seller Disclosure Schedule and to Seller’s Knowledge, none of the inventions claimed in any of the Patents subject to the Patent Portfolio License Agreement are practiced by or infringed by any other software that is Public Software. Section 3.9(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of, to the extent relating to the Purchased Intellectual Property, all software used, reproduced, modified or distributed by Seller that is a commercial version of software that is also available as Public Software. None of Seller nor any other member of the Seller Group is in material breach of any Open License Terms applicable to any Purchased Intellectual Property.

(e)    No Third-Party Rights in Intellectual Property. Except as set forth in Section 3.9(e) of the Seller Disclosure Schedule:

(i)    No Joint Ownership. Neither Seller nor any other member of the Seller Group jointly owns or claims any right, title or interest with any other Person in or to any Purchased Intellectual Property.

(ii)    No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, employed Person (including interns), consultant, or independent contractor of Seller or any other member of the Seller Group has any right, title or interest in, to or under any Purchased Intellectual Property that has not been either (A) irrevocably assigned or transferred to Seller or (B) where such assignment or transfer is prohibited by Applicable Law, licensed (with the right to grant sublicenses) to Seller under an exclusive, irrevocable, worldwide, royalty-free or already fully paid and assignable license. Seller has paid all employee inventor and author compensation required by Applicable Law with respect to employee inventor and author compensation and as individually agreed with the respective inventors and authors. The contractual commitments and internal policies adopted by the Seller Group with respect to employee inventor and author compensation have complied with Applicable Laws in all material respects, and the Seller Group has complied with such contractual commitments and internal policies in all material respects.

(iii)    No Challenges. To Seller’s Knowledge, no Person has threatened in writing or through a credible oral communication made a claim or demand or challenge, nor is there any pending or, to Seller’s Knowledge, any threatened Action or Legal Proceeding nor to Seller’s Knowledge are there any existing facts which could give rise to any such Action or Legal Proceeding, which would adversely affect Seller’s right, title or interest in, to or under, or right to Use, the Seller Licensed Intellectual Property in the same manner as Used by Seller as of the date hereof and immediately prior to the Closing. Neither Seller nor any other member of the Seller Group has received any written notice or to Seller’s Knowledge, received any communication regarding any such Action or Legal Proceeding.

(iv)    No Restrictions. Neither Seller nor any other member of the Seller Group is subject to any Action, Legal Proceeding or outstanding Judgment that restricts in any material respect the Use, transfer or licensing by Seller or other member of the Seller Group of any Seller Intellectual Property or that affects the validity, Use or enforceability of any Seller Intellectual Property.

(v)    No Infringement by Other Persons. To Seller’s Knowledge, no Purchased Intellectual Property is being infringed, misappropriated or violated by any Person.

(f)    No Infringement by Seller or its Affiliates. Except as disclosed in Section 3.9(f) of the Seller Disclosure Schedule: (i) to Seller’s Knowledge, the conduct of the Business as presently conducted, does not (directly or indirectly) infringe, misappropriate, dilute or unlawfully use the Intellectual Property of any Person and (ii) no Person has asserted in writing or, to Seller’s Knowledge, otherwise directly and overtly threatened in a credible oral communication, and there are no facts that could give rise to an Action, nor has Seller nor any other member of the Seller Group received any written notification or to Seller’s Knowledge, credible oral communication, that the conduct of the Business, any Purchased Intellectual Property infringes (directly or indirectly), misappropriates, dilutes or unlawfully uses any Person’s Intellectual Property. Except as disclosed in Section 3.9(f) of the Disclosure Schedule, in connection with the Purchased Intellectual Property and Technology Packages, no Person has notified Seller nor any other member of the Seller Group in writing or, to Seller’s Knowledge, otherwise directly and overtly threatened in a credible oral communication that Seller or any other member of the Seller Group requires a license to use such Person’s Intellectual Property in connection with the Purchased Intellectual Property or Technology Packages, and neither Seller nor any other member of the Seller Group has received any unsolicited written offer to license any such Person’s Intellectual Property. Neither Seller nor any other member of the Seller Group has obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Business, any Purchased Intellectual Property or any Technology Package.
(g)    Employee and Contractor Agreements.

(i)    All current and former employees, employed Persons (including interns), consultants and independent contractors of Seller or any other member of the Seller Group who created, developed or contributed in any manner to the creation or development of any Purchased Intellectual Property have executed and delivered to the applicable Seller Group member a valid, binding, enforceable written agreement (containing no exceptions to or exclusions from the scope of its coverage) (A) regarding the protection of proprietary information and (B) the irrevocable assignment to the applicable Seller Group member of such Purchased Intellectual Property, or where any such assignment is not permitted under any Applicable Law, and subject to Applicable Law regarding Moral Rights, the granting to a Seller Group member of an irrevocable, exclusive, worldwide, royalty-free or already fully paid, transferrable and sublicensable license and usage rights to fully exploit, use and practice such non-assignable Purchased Intellectual Property. Copies of each such Contract signed by such employees, employed Persons (including interns), consultants and independent contractors have been provided to Purchaser. None of such current or former employees, employed Persons (including interns), consultants and independent contractors of Seller or any other member of the Seller Group is entitled to any royalties, compensation or future payments of any kind with respect thereto.

(ii)    To the Knowledge of Seller, no current or former employee, employed Person (including interns), consultant or independent contractor is in material violation of any term of any Contract between such Person and the Seller. Section 3.9(g) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors retained by Seller and/or any other member of the Seller Group in connection with the conception, reduction to practice, creation, derivation, development, or making of the Purchased Intellectual Property. For clarity, the representations and warranties in this Section 3.9(g)(i) shall not limit the scope of the representations and warranties of Seller in Section 3.9(b)(i).

(iii)    Moral Rights. Without prejudice to the application of all legal rules under which Seller or any other member of the Seller Group is the legal owner of Moral Rights (such as for collective Works) and to the extent permitted by Applicable Law, all current and former employees, employed Persons (including interns), consultants and independent contractors of Seller or any other member of the Seller Group who authored any Work in the Purchased Intellectual Property that is owned, or purported to be owned, by a Seller Group member, waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, or such authors otherwise prepared such Work in jurisdictions that do not recognize Moral Rights.

(h)    No Release of Source Code. Except as set forth on Section 3.9(h) of the Seller Disclosure Schedule, Seller has not disclosed, deposited, delivered or licensed to any Person, agreed to disclose, deposit, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Seller Source Code, except for disclosures to employees, employed Persons (including interns), consultants and independent contractors under binding written agreements that prohibit use or disclosure except in the performances of services for Seller (collectively, “Source Code Disclosure”). No event has occurred, and no circumstance or condition exists (including the consummation of the transactions contemplated by this Agreement, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the release, disclosure or delivery to any Person of any Seller Source Code, except as provided in the preceding sentence. Section 3.9(h) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Contracts pursuant to which Source Code Disclosure has occurred, a description of the nature of such Source Code Disclosure, a description of the Seller Source Code that is subject to the Source Code Disclosure, and the conditions upon which such Seller Source Code could be released, disclosed or delivered. In no event is any beneficiary entitled to the release of Seller Source Code permitted to convey, license, sublicense, or otherwise alienate such Seller Source Code.

(i)    No Viruses in Technology. No Technology Package includes any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to unlawfully disable or erase software, hardware or data (“Viruses”). Seller has taken all steps reasonably necessary to prevent the introduction of Viruses into the Technology Packages.

(j)    No Standards Bodies. None of the Purchased Intellectual Property is subject to any obligation to be licensed to Third Parties as a result of Seller or any other member of the Seller Group (or to the Knowledge of Seller the prior owner of any Purchased Intellectual Property) being a member or promoter of, or a contributor to any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization. Neither Seller nor any other member of the Seller Group is now nor has ever been, and to the Knowledge of Seller, no prior owner of any Purchased Intellectual Property was, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates a Seller Group member (or the prior owner of Purchased Intellectual Property) to grant or offer to any other Person any license or other right to any Purchased Intellectual Property.

(k)    Transferability of Intellectual Property. Except as disclosed in Section 3.9(k) of the Seller Disclosure Schedule (Permitted Encumbrances), all Purchased Intellectual Property is fully transferable and alienable by Seller without restriction and without obligation to make further payment of any kind to any other Person (to the extent permitted by Applicable Law for Moral Rights). The execution, delivery or performance by Seller and the other Seller Group members of this Agreement or any other Transaction Document, the consummation at the Closing of the transactions contemplated by this Agreement or such Transaction Documents and the satisfaction by Seller of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Purchaser’s right, title or interest in or to any Purchased Intellectual Property (except with respect to any act or omission of Purchaser itself), nor will it cause Seller to grant to any other Person any right to or with respect to any Purchased Intellectual Property.

(l)    Bugs and Errors. Section 3.9(l) of the Seller Disclosure Schedule set forth a true, correct and complete list that identifies and describes all known bugs, errors and defects in the Technology Packages owned by Seller, or purported to be owned by Seller.

(m)    No Government Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Purchased Intellectual Property (“Government Involvement”). With respect to any Government Involvement set forth on Section 3.9(m) of the Seller Disclosure Schedule, the applicable Seller Group member has complied with the provisions of all Applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Seller Intellectual Property, and providing information and documents to the applicable Governmental Entity, in order to (A) not lose ownership or other rights in or to any Seller Intellectual Property or Technology Package and (B) not grant broader rights or licenses to any Seller Intellectual Property or Technology Package than those rights and licenses required under Applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement.

(n)    Technology Packages. Seller has not recalled nor has been required to recall the Monarch2 Product or the Calliope2 Product or any part thereof.

3.10    Privacy and Personal Data.

(a)    Each Seller Entity’s Processing of the Personal Data of Identified Employees conforms, and has conformed since January 1, 2021, in all material respects with, any Privacy Policies and Privacy Laws applicable to such Processing.
(b)    To Seller’s Knowledge, no Personal Data associated with the Identified Employees has been impacted by a Personal Data Breach. To the Knowledge of Seller, there has been no unauthorized or illegal Processing of any such Personal Data. No Personal Data Breaches or security incidents have needed to be or have been notified to any applicable Governmental Entity, Supervisory Authority or Identified Employee, concerning the Personal Data of an Identified Employee.

(c)    No member of the Seller Group has received any written notice or credible oral communication of any circumstance that would reasonably be expected to give rise to any Action or Legal Proceeding, notice, communication, court order, warrant, complaint, demand, regulatory opinion, audit result, or allegation, from a Governmental Entity or Supervisory Authority, with respect to the Personal Data of Identified Employees: (i) alleging or confirming non-compliance with a requirement of Privacy Laws or Privacy Policies, (ii) requiring or requesting a Seller Group member to cease Processing or take any action regarding Personal Data in the possession, control, or custody of a Seller Group member concerning an Identified Employee, or (iii) claiming compensation from a Seller Group member. No Seller Entity has been involved in any Actions or Legal Proceedings involving a material breach or alleged breach of Privacy Laws or Privacy Policies with respect to the Personal Data of Identified Employees.

3.11    Material Contracts.

(a)    Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Contracts as of the date of this Agreement (the “Material Contracts”) of the following types to which (x) any member of the Seller Group is a party with respect to, or that is used in connection with, the ownership or use of the Purchased Assets or the Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement or (y) any of the Purchased Assets or the Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement are subject:

(i)    under which (A) an Encumbrance (other than a Permitted Encumbrance) is granted on any Purchased Asset or any Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement or (B) any Purchased Asset or any Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement is sold or any preferential rights to purchase any Purchased Asset or any Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement is granted;

(ii)    reflecting a settlement of any threatened or pending Action or Legal Proceeding containing continuing obligations or restrictions on the Purchased Assets or the Intellectual Property subject to the Patent Portfolio License

Agreement or the 5G License Agreement, in each case, from and following the Closing; and

(iii)    the Seller Outbound Licenses and the Seller Inbound Licenses.
(b)    Seller has made available to Purchaser copies of all Material Contracts. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Seller or the Seller Group member party thereto, and, to the Knowledge of Seller, is legal, valid, binding, enforceable and is in full force and effect with respect to each other party thereto, in either case subject to the Enforceability Exceptions; and (ii) none of Seller nor any other member of the Seller Group or, to the Knowledge of Seller, any other party is in breach or default thereunder. Neither Seller nor any other member of the Seller Group is party to any oral Contract related to the Purchased Assets. No member of the Seller Group has received any written or, to the Knowledge of Seller, oral notice of any material violation of, or the cancellation, termination, modification or acceleration of any Material Contract.

3.12    Absence of Certain Changes. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, from January 1, 2024 to the date of this Agreement, (a) no Seller Material Adverse Effect has occurred, (b) the Purchased Assets have been owned and used, in all material respects, in the ordinary course of business consistent with past practice, and (c) no Seller Group member has taken any action or failed to take any action that, if taken or not taken, as the case may be, after the date of this Agreement without the consent of Purchaser, would constitute a breach of the covenants set forth in Section 5.

3.13    Title to Purchased Assets. The Seller Entities have good, valid and marketable title to all of the tangible Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

3.14    Taxes.

(a)    Each Seller Entity has prepared and timely filed (taking into account valid extensions of the applicable due date) all Tax Returns with respect to the Purchased Assets for any period ending on or before the date hereof, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes due and owing with respect to such Tax Returns, pursuant to a tax sharing agreement or similar contract or otherwise in connection with the Purchased Assets and required to have been paid on or before the Closing Date have been timely paid in full to the appropriate Governmental Entity, Tax authority or other applicable Person.

(b)    To the extent any Taxes relate to the Purchased Assets, each Seller Entity has (i) timely and fully withheld from its employees, independent contractors, customers, stockholders and other Persons from whom it is required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or Tax authority that are required to be paid on or before the Closing Date.

(c)    There is no (and immediately following the Closing there will not be) unpaid Tax with respect to any period ending on or before the Closing Date (i) which constitutes an Encumbrance upon any of the Purchased Assets or (ii) for which Purchaser or any other Purchaser Entity would be liable under Applicable Law by reason of having acquired the Purchased Assets from Seller pursuant to this Agreement.

(d)    Each Seller Entity (i) collected and remitted to the appropriate Governmental Entity or Tax authority all sales and use, value added, goods and services or similar Taxes required to have been collected with respect to the Purchased Assets, (ii) has complied with its obligations to register for the purposes of VAT, (iii) qualifies as entrepreneur or professional for VAT purposes, and therefore, is a taxpayer under Tax legislation relating to VAT, and (iv) has complied in all material respects with its obligations relating to VAT in respect of the Purchased Assets. Seller has given, obtained and kept up to date records, invoices and other documents to comply in all material respects with Tax legislation relating to VAT in respect of the Purchased Assets.

3.15    Employee Benefit Plans
.
(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, employment, severance, termination pay, notice of termination, deferred compensation, performance awards, commissions, bonus, incentive compensation, change in control, golden parachute, retention, performance, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, tuition, company car, telephone, internet access, sick leave, maternity, paternity or family leave, vacation, holiday pay, workers’ compensation, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, qualified or nonqualified, registered or non-registered, government-mandated or not, which is or has been maintained, contributed to, or required to be contributed to, by Seller or the Seller Group, or under or with respect to which Seller, the Seller Group, or their ERISA Affiliates has any current or contingent Liability for the benefit of any Identified Employee or any dependent or beneficiary of any Identified Employee (collectively, the “Seller Employee Plans”). Each Seller Employee Plan (i) has been maintained in all material respects in accordance with all Applicable Laws and with its terms and (ii) is fully funded to the extent required by the Seller Employee Plan or Applicable Law. Seller has made available to Purchaser the following with respect to each Seller Employee Plan required to be listed on Section 3.15(a) of the Seller Disclosure Schedule, if applicable: (i) a copy of the applicable Seller Employee Plan (or, in the case of any such Seller Employee Plan that is unwritten, a description of the material terms thereof) and its related trust instrument or other funding vehicle, including any material amendment thereto; (ii) a copy of the summary plan description or summary of each such Seller Employee Plan, in each case as in effect on the date of this Agreement; and (iii) the most recent actuarial report and financial report.

(b)    All of the Seller Employee Plans, and all contributions to and payments from such Seller Employee Plans, are and have been timely made, established, registered, qualified (if applicable), invested and administered, in accordance with all Applicable Laws applicable to the Seller Employee Plans and in accordance with their terms and the terms of agreements between Seller and the applicable employees.
(c)    No Seller Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by Applicable Law, and neither Seller nor any other member of the Seller Group has represented, promised or contracted (whether in oral or written form) to any Identified Employee or his or her dependents (either individually or to employees as a group) that such Identified Employee or his or her dependents would be provided with life insurance, health or other employee welfare benefits, except to the extent required by the Seller Employee Plan or Applicable Law.

(d)    Except as set forth on Section 3.15(d) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in combination with any other event such as a termination of employment or service) or any termination of employment or service in accordance with this Agreement at Closing will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Identified Employee, (ii) result in any forgiveness of Indebtedness owed to or by any Identified Employee, (iii) increase any benefits otherwise payable by Seller or any other member of the Seller Group to any Identified Employee, (iv) result in the acceleration of the time of payment or vesting of any such benefits, or (v) result in the requirement to pay any tax “gross-up” or similar “make-whole” payments to any Identified Employee.

(e)    Each Seller Employee Plan (i) that intends to be tax-qualified under the Code or otherwise tax-favored under Applicable Law relating to such tax-qualified and tax-favored status, satisfies the requirements under Applicable Law, and (ii) if required to be registered or approved by a Governmental Entity, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and to Seller’s Knowledge, no event has occurred since the date of the most recent approval or application therefor relating to any Seller Employee Plan that could reasonably be expected to adversely affect any such approval or good standing.

(f)    There are no actions, investigations or audits that have been instituted, threatened in writing or, to Seller’s Knowledge, anticipated, by any Governmental Entity related to any Identified Employee against any Seller Employee Plan, the assets of or any trust under any such Seller Employee Plan or the plan sponsor, the plan administrator or any fiduciary of any such Seller Employee Plan (other than routine benefit claims).

(g)    With respect to Seller, the Seller Group, or any of their ERISA Affiliates, there does not exist, and to Seller’s Knowledge, nor do any circumstances exist, that would reasonably be expected to result in, any Controlled Group Liability that could reasonably be expected to result in any Liability, at or after the Closing, to Purchaser or any of its ERISA Affiliates. With respect to Seller or any of its Affiliates, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to result in any Liability, at or after the Closing, to Purchaser or any of its ERISA Affiliates.

(h)    No Seller Employee Plan is or has been an “employee benefit plan” under Section 3(3) of ERISA or otherwise governed by U.S. Applicable Law. Seller does not participate in nor has ever participated in a scheme that provides defined benefits or benefits other than money purchase benefits.

(i)    Except as set forth on Section 3.15(i) of the Seller Disclosure Schedule, no Seller Employee Plan is a defined benefit plan (in respect to the Identified Employees, as defined under similar legislation under local Laws to ERISA) seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities and no Identified Employee has or will gain rights equivalent to those under such plan or arrangement (other than as provided under a Seller Employee Plan) by operation of law.

3.16    Employee Matters.

(a)    Section 3.16(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following: (i) for each Identified Employee, each such Person’s name (anonymized where required by Applicable Law), position, salary or hourly wage and annual remuneration, incentive compensation, full-time or part-time status, whether such individual is presently on a leave of absence (including the basis for such leave and the anticipated return to work date), average scheduled hours per week, business location, holiday entitlement, the basis on which holiday pay is calculated, accrued but unused vacation, pension entitlement, fringe benefits, notice or severance entitlements, and accrued but unpaid incentive bonuses for the current fiscal year; and (ii) for each Identified Contractor, each such Person’s name, contract rate or other compensation, location of services provided, the nature of the services provided, the length of the engagement, notice period requirement for termination of the relationship, and whether the engagement has been terminated by written notice by either party.
(b)    Each Seller Entity, is, and at all times has been, in compliance in all material respects with all Applicable Laws and with any order, ruling, decree, judgment or arbitration award of any Governmental Entity respecting employment, employment practices and terms and conditions of employment, including Transfer Regulations, holiday pay, classification of workers as employees and independent contractors, the classification of workers as exempt and non-exempt employees, recruiting, hiring, mandatory hiring, retaining and documenting prospective employees, immigration, non-discrimination, employee benefits, welfare, insurance, wage differences, equal opportunity, labor relations, collective bargaining, occupational safety and health, working conditions, training and instruction, right to be reinstated or hired, the payment of compensation, minimum wages, hours, and/or overtime, compensation for breaks, meal periods, periods before and after work, and other periods at or away from work, recordkeeping, protection of personal data, right to work, severance, the payment of social security and other Taxes, harassment, retaliation, reasonable accommodation, disability rights or benefits, child labor, workers’ compensation, compensation for damages, family and medical leave, employee leave, remuneration for inventions, unemployment insurance, and any and all other matters involving employment or engagement and in each case, with respect to the Identified Employees or the Identified Contractors: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, (ii) is not liable for any arrears of wages, severance pay, holiday pay, other compensation or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any Identified Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There is no current claim, complaint, or grievance (or threat of a claim, complaint or grievance) against any Seller Entity arising out of, or relating to, the employment or engagement of any Identified Employee or Identified Contractor (or any facts or circumstances which could give rise to such a claim, complaint or grievance). There are, and since January 1, 2021 there have been, no disciplinary proceedings or appeals pending in respect of any Identified Employee.

(c)    No Seller Entity is a party to or bound by any collective bargaining agreement, works council, union contract or similar agreement except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, nor is such Seller Entity currently conducting negotiations with any labor union or employee association, nor has such Seller Entity experienced any strikes, grievances, slowdowns, work stoppages, unfair labor practices claims, charges, demands, complaints or other employee or labor disputes with respect to any Identified Employees. No Seller Entity has breached or otherwise failed to comply with the provisions of any collective bargaining, union contract, works council agreement, or similar agreement and there are no grievances, claims, demands or complaints outstanding against such Seller Entity under any such agreement or contract. There is no organizational effort presently being made or threatened in writing or to Seller’s Knowledge, anticipated, by or on behalf of any labor union with respect to any Identified Employees. No Seller Entity has engaged in any unfair labor practice or violated any Applicable Laws related to employment matters with respect to any Identified Employees and there are no unfair labor practice complaints or charges pending, unresolved, threatened in writing, or to Seller’s Knowledge, anticipated arbitration, trial, hearing or other Action, Legal Proceeding or adjudication of any kind against such Seller Entity. Prior to the Closing, the Seller Entities shall ensure that all required notices have been or will be provided to any unions, works council, or other labor organizations representing any Identified Employees.

(d)    Seller has provided to Purchaser true, correct and complete copies of (i) all written Contracts with any member of the Seller Group for employment or consulting and all severance arrangements with the Identified Employees (redacted where required by Applicable Law) (and if unwritten, the material terms) and (ii) all agreements with any member of the Seller Group and with the Identified Employees containing non-competition, non-solicitation, confidentiality or assignment of Intellectual Property provisions (redacted where required by Applicable Law). Except as disclosed on Section 3.16(d) of the Seller Disclosure Schedule, neither Seller nor any of its other Seller Group members is a party to any employment agreement or offer letter with any Identified Employees, and there is no agreement between Seller or any Identified Employees for the employment of such Identified Employees which cannot be terminated under Applicable Law and/or upon providing only the minimum entitlements under applicable employment standards legislation on the termination or severance of the Identified Employee’s employment for which Purchaser or its Affiliate would be liable after the Closing. There is no claim or investigation pending or threatened in writing, or, to the Knowledge of Seller, claim or investigation anticipated by any Governmental Entity or third party with respect to any Identified Employees. To the Knowledge of Seller, none of its Identified Employees is subject to or in violation of a patent disclosure agreement, non-competition, confidentiality agreement, or other restrictive covenant agreement with any Third Party that currently restricts such employee’s activities on behalf of Seller or any of its other Seller Group members.

(e)    There are no employees or other service providers other than the Identified Employees who will become employees or service providers of Purchaser or its Affiliates by reason of the consummation of the transactions under this Agreement. The Transfer Regulations do not apply to the transactions contemplated by this Agreement, including the engagement of any Identified Employee by Purchaser or its Affiliates in any applicable jurisdiction. No current or former employee, service provider, consultant, interim worker (i) can request the recognition and/or the transfer of their employment contract, in full or in part, to Purchaser or its Affiliates, including in accordance with the Transfer Regulations, Article L.1224-1 of the French labor code or other Applicable Laws or (ii) has any claim, complaint or grievance against Purchaser or its Affiliates regarding the execution, termination, transfer or absence of transfer of their Contract.

(f)    No key employee listed on Section 3.16(f) of the Seller Disclosure Schedule (each, a “Key Employee”) has given written notice terminating their contract of employment or is under notice of dismissal from their employment.

(g)    There are no schemes or arrangements (whether legally enforceable or not) for payment of retirement, pension, disability or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Identified Employees or their dependents, or Persons formerly employed or engaged in the Business or their dependents, under which Purchaser or any of its Affiliates or any part of them may become liable to make payments or to provide equivalent benefits.

(h)    Neither Seller nor any other member of the Seller Group has any legal obligation to make any payment to any Identified Employee on termination by reason of redundancy in excess of the statutory redundancy payment and no Seller Group member operates, or since January 1, 2021 operated, a custom or practice of paying any enhanced benefits on termination (including, without limitation, any enhanced redundancy payments).

(i)    There are no Identified Employees who perform services in the U.S. related to the Business.
3.17    Solvency. Immediately after giving effect to the consummation of the Acquisition, on and after the Closing Date: (a) the Seller Group and each member of the Seller Group will be able to pay the applicable Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value plus cash resulting from the portion of the Purchase Price paid at Closing) will exceed the Retained Liabilities; (c) Seller and each other member of the Seller Group will be able to pay all of their existing and future liabilities (including costs of potential solvent liquidation) as they become due and (d) taking into account all pending and threatened in writing litigation, final judgments against any Seller Group member in those Actions pending or threatened in writing for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller Group member will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller Group member.

3.18    Absence of Cessation of Payments. Neither Seller nor any other member of the Seller Group is in a state of cessation of payments (état de cessation des paiements) under article L.631-1 of the French commercial code on the date of this Agreement, and immediately after giving effect to the consummation of the Acquisition, neither Seller nor any other member of the Seller Group is in a state of cessation of payments (état de cessation des paiements) under article L.631-1 of the French commercial code on the Closing Date. This Agreement has been construed in a manner such that this Agreement is and will remain beneficial to the interests of Seller and all other members of the Seller Group.

3.19    Preservation of Seller Interests; Sustainable Continuation of Business. This Agreement has been construed in a manner such that this Agreement is and will remain beneficial to the interests of Seller and all other members of the Seller Group. Seller and each other member of the Seller Group are, and will remain following the Closing, in a position to continue their business activities in a sustainable manner (poursuite d’une activité pérenne).

3.20    Brokers and Other Advisors. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, neither Seller, any other member of the Seller Group nor any Person acting on behalf of Seller or any other member of the Seller Group has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.

3.21    No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Seller in this Section 3 or by Seller or any of its Affiliates in any other Transaction Document, none of Seller, Seller Group or any other Person has made or is making any express or implied representation or warranty with respect to Seller, Seller Group, the Purchased Assets, the Assumed Liabilities, or any of their respective businesses, operations, assets, Liabilities, condition (financial or otherwise) or prospects (including as to the accuracy or completeness of any information provided to Purchaser), notwithstanding the delivery or disclosure to Purchaser or any of its Representatives or Affiliates, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties made by Seller in Sections 3.17 and 3.19, none of Seller, Seller Group or any other Person has made or is making any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller and/or Seller Group, or the future business and operations of Seller and/or Seller Group. Except for the representations and warranties made by Seller in this Section 3 or by Seller or any of its Affiliates in any other Transaction Document, all other representations and warranties, whether express or implied, including those resulting from Applicable Laws, are expressly disclaimed by Seller, to the fullest extent permitted by Applicable Laws.

4.    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (unless such other date is specified within such Section below) that:

4.1    Organization, Standing and Power. Each Purchaser Entity is duly organized, incorporated or formed, as applicable, validly existing and (where such concept is applicable) in good standing (or the equivalent thereof) under the Applicable Laws of its jurisdiction of organization, incorporation or formation. Each Purchaser Entity has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.2    Authority; Non-Contravention.

(a)    Each Purchaser Entity has all requisite corporate or other similar power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser Entity of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized (or, as applicable, will be prior to the Closing with respect to such other Transaction Document) by all necessary corporate or other similar action on the part of such Purchaser Entity. No consent of any securityholder of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the other Transaction Documents to which any Purchaser Entity is or will be a party or the consummation of the transactions contemplated hereby or thereby.

(b)    This Agreement has been duly and validly executed and delivered by Purchaser, and each other Transaction Document to which a Purchaser Entity will be a party will be duly and validly executed and delivered by such Purchaser Entity, and, assuming the due authorization, execution and delivery by Seller and the other Seller Entities party thereto, constitute the legal, valid and binding obligations of each Purchaser Entity party thereto enforceable against such Purchaser Entity in accordance with their respective terms, except that such enforceability may be limited by the Enforceability Exceptions.

(c)    The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery of each other Transaction Document by each Purchaser Entity to which such Purchaser Entity will be a party will not, and consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Organizational Documents of such Purchaser Entity, (ii) contravene, conflict with, or result in the violation of, breach or default under (with or without notice or lapse of time or both) any term or provision of, result in the loss of any benefit under, or otherwise require consent or notice under or result in a right of termination, cancellation, acceleration or modification of, or trigger a right of first refusal, right of first offer or right of first negotiation under, any Contract to which such Purchaser Entity is a party or by which any of its respective assets are bound, or (iii) conflict with or violate in any respect any Applicable Law or Judgment applicable to or binding on such Purchaser Entity or its respective properties or assets; except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
4.3    Governmental Authorization. Except (a) as set forth on Section 4.3 of the Seller Disclosure Schedule and (b) for Form 8-K filings as well as any other consents, approvals, orders or authorizations, registrations, declarations or filings as required under the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery by each Purchaser Entity of the Transaction Documents to which it is or will be a party, the performance by such Purchaser Entity of the applicable transactions contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.4    Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, there is no (a) pending or, to Purchaser’s knowledge, threatened in writing, Legal Proceeding against any Purchaser Entity, or (b) Judgment imposed upon or affecting any Purchaser Entity.

4.5    Sufficiency of Funds. Purchaser shall, at the Closing, have sufficient cash on hand or other sources of immediately available funds to enable Purchaser to consummate the transactions contemplated by this Agreement. The origin of such funds will not breach any anti-corruption or anti-money laundering Applicable Laws.

4.6    Brokers and Other Advisors. Neither Purchaser, any other member of the Purchaser Group nor any Person acting on behalf of the Purchaser or any other member of the Purchaser Group has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.

4.7    No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Purchaser in this Section 4 or by Purchaser or any of its Affiliates in any other Transaction Document, none of Purchaser or any other Person has made or is making any express or implied representation or warranty with respect to Purchaser, Purchaser Group or any of their respective businesses, operations, assets, Liabilities, condition (financial or otherwise) or prospects (including as to the accuracy or completeness of any information provided to Seller), notwithstanding the delivery or disclosure to Seller or any of its Representatives or Affiliates, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties made by Purchaser in Section 4.5, none of Purchaser, Purchaser Group or any other Person has made or is making any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser and/or Purchaser Group or the future business and operations of Purchaser and/or Purchaser Group. Except for the representations and warranties made by Purchaser in this Section 4 or by Purchaser or any of its Affiliates in any other Transaction Document, all other representations and warranties, whether express or implied, including those resulting from Applicable Laws, are expressly disclaimed by Purchaser, to the fullest extent permitted by Applicable Laws.

5    Conduct of Business Before the Closing.
5.1    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre-Closing Period”), except (a) as set forth on Schedule 5.1 of the Seller Disclosure Schedule, (b) as expressly permitted by the terms of this Agreement, or (c) as required by Applicable Law, unless Purchaser shall otherwise consent to in writing (which shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the other members of the Seller Group to, use their reasonable best efforts to (i) continue to own and use the Purchased Assets and to conduct and operate the Business in the ordinary course of business consistent with past practice, (ii) preserve the present goodwill of the Purchased Assets, (iii) not engage in any extraordinary transaction involving Seller or any other member of the Seller Group that would reasonably be expected to materially impact the Purchased Assets, (iv) not engage in any action that would reasonably be expected to impair or impact the rights of Purchaser from and after the Closing under the Patent Portfolio License Agreement or the 5G License Agreement as they relate to any Intellectual Property Used by Seller as of the date of this Agreement and immediately prior to the Closing that will be subject to the Patent Portfolio License Agreement or the 5G License Agreement, (v) not engage in any action that would result in a Source Code Disclosure or the release, disclosure or delivery to any Person of any Seller Source Code, or otherwise permit any Person to convey, license, sublicense, or otherwise alienate any Seller Source Code, and (vi) not engage in any action that would constitute a breach of the Acquired IP License Agreement if the Acquired IP License Agreement were in effect as of the date hereof.

5.2    Without limiting the generality of Section 5.1, during the Pre-Closing Period, except (x) as set forth on Schedule 5.2 of the Seller Disclosure Schedule, (y) as expressly permitted by the terms of this Agreement, or (z) as required by Applicable Law, unless Purchaser shall otherwise consent to in writing (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the other members of the Seller Group not to, take any of the following actions:

(a)    (i) enter into any Contract that would have been a Material Contract if in effect on the date of this Agreement; or (ii) amend, modify, terminate, fail to renew, or waive or grant any right or consent under any provision of (including taking any of the foregoing actions which would result in a reduction or diminution of rights in favor of the Seller Group), any Material Contract or any Contract that would have been a Material Contract if in effect on the date of this Agreement, other than pursuant to any automatic extension or renewal or expiration in accordance with the terms of such Material Contract or Contract; provided that the restrictions imposed by this Section 5.2(a) shall only apply to such Material Contract or Contract which would reasonably be expected to impair or impact (A) Purchaser’s ownership or use of the Purchased Assets or (B) the rights of Purchaser from and after the Closing under the Patent Portfolio License Agreement or the 5G License Agreement as they relate to any Intellectual Property Used by Seller as of the date of this Agreement and immediately prior to the Closing that will be subject to the Patent Portfolio License Agreement or the 5G License Agreement;

(b)    sell, lease (or sublease), transfer, license, assign, abandon, cancel or otherwise dispose of or place an Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets or any of the Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement;

(c)    acquire any material assets that would constitute a Purchased Asset;

(d)    enter into any settlement of any pending or threatened Action containing continuing obligations or restrictions on the Purchased Assets or the Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement, in each case, from and following the Closing;

(e)    (i) amend or terminate any Seller Employee Plan or adopt any plan that would constitute a Seller Employee Plan or collective bargaining agreement or works council with respect to any Identified Employee, (ii) hire any new employee, promote, transfer internally, terminate or otherwise change the employment status or position or otherwise alter the duties and responsibilities of, any Identified Employee, (iii) other than ordinary course annual salary increases, increase the annual compensation level of any Identified Employee or grant any severance arrangements or any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation, or (iv) recognize or enter into any agreement with any works council, union, labor organizations, or other employee representative body; or

(f)    authorize, commit or agree, in writing or otherwise, to do any of the foregoing;

provided that, in relation to the Intellectual Property subject to the Patent Portfolio License Agreement or the 5G License Agreement, the restrictions imposed by this Section 5.2 shall only apply where such action would reasonably be expected to impair or impact the rights of Purchaser from and after the Closing under the Patent Portfolio License Agreement or the 5G License Agreement as they relate to any Intellectual Property Used by Seller as of the date of this Agreement and immediately prior to the Closing that will be subject to the Patent Portfolio License Agreement or the 5G License Agreement.

6    Additional Agreements.

6.1    Access to Information.

(a)    Subject to Applicable Laws and the terms of the Confidentiality Agreement, upon the reasonable request of Purchaser, during the Pre-Closing Period, Seller shall, and shall cause the other members of the Seller Group to, afford Purchaser and its Representatives, reasonable access to (i) the agents, properties, personnel, Contracts and books and records of the Seller Group relating to the Purchased Assets, and (ii) all other information concerning the Business, properties, Identified Employees and Identified Contractors of the Seller Group as Purchaser may reasonably request; provided that (A) all requests from Purchaser or its Representatives shall be directed exclusively to Seller’s chief executive officer or chief financial officer, and (B) Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the conduct of the Business; provided further that Seller shall not be required to provide access to or disclose any information if such access or disclosure (I) would result in the waiver of any attorney-client privilege of any member of the Seller Group or violate any Applicable Law or the terms of any Contract to which any member of the Seller Group is a party to, or (II) would reasonably be expected to jeopardize the health and safety of any Representative of the Seller Group, including in light of any pandemic or epidemic, or any protests, riots, demonstrations or public disorders (including any escalation or worsening thereof) or any measures taken by the Seller Group or any Governmental Authority in light of such protests or other public disorders; in each case of clauses (I) and (II), Seller shall use its commercially reasonable efforts to develop an arrangement or make available the applicable information or a portion thereof in a manner that would not violate the foregoing clauses (I) and (II).

(b)    No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the Parties to consummate the Acquisition or any right of Purchaser Indemnified Persons to indemnification under Section 9.

6.2    Confidentiality. Purchaser acknowledges that the information provided to it by Seller in connection with the Acquisition and the terms and conditions of this Agreement are confidential and subject to that certain Mutual Nondisclosure Agreement, dated March 21, 2024 (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference. Effective upon the Closing, all obligations of Purchaser and its Affiliates under the Confidentiality Agreement with respect to the Purchased Assets and the Assumed Liabilities shall terminate simultaneously with the Closing. Following the Closing, Seller shall, and shall cause its Affiliates, and Seller’s and its Affiliates’ Representatives (a) to, hold in strict confidence any non-public information that is confidential or proprietary to the extent relating to the Purchased Assets or the Assumed Liabilities, unless, (i) upon the written advice of legal counsel, Seller or such Affiliate or Representative is compelled to disclose such information by judicial or administrative process, in which case, only that portion of such information that such counsel advises is legally compelled to be disclosed shall be disclosed; provided that, Seller or such Affiliate or Representative uses commercially reasonable efforts to preserve the confidentiality of such information, including, if requested by Purchaser, by cooperating with Purchaser and its Affiliates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information; or (ii) such information is permitted to be disclosed pursuant to Section 6.3 in accordance with the terms thereof; and (b) not to, use such information for any purpose whatsoever, including to the detriment of Purchaser or disclose such information to any Person.

6.3    Public Disclosure. No Party shall (and each Party shall cause its Affiliates not to) issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure regarding the existence or subject matter of this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by Applicable Law or any listing agreement with any national securities exchange, in which case the Party making such disclosure, where reasonably practicable, shall permit the other Party to review and discuss in advance of such issuance and shall incorporate any reasonable comments from such other Party. Notwithstanding the foregoing, the Seller Group shall be permitted to make such disclosures after the Closing Date as shall be necessary for the Seller Group to own and use the Excluded Assets and to pay, perform and discharge the Retained Liabilities.

6.4    Consents and Approvals
.
(a)    Subject to the terms and conditions set forth in this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and the other transactions contemplated by this Agreement, including taking all reasonable actions necessary to (i) make any filings and give any notices required to be made and given by such Party in connection with the Acquisition and the other transactions contemplated by this Agreement; and (ii) obtain any consent required to be obtained (pursuant to any Applicable Law or otherwise) by such Party in connection with the Acquisition and the other transactions contemplated by this Agreement. The Parties acknowledge and agree that the actions in this Section 6.4(a) shall not include any requirement of Purchaser or any of its Affiliates to pay money to any Third Party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or Liability (in each case financial or otherwise) to any Third Party, other than as specifically provided for in this Section 6.4.

(b)    The Parties shall use reasonable best efforts to procure the approval of the French Ministère de l’Economie (the “Foreign Investment Authority”) with respect to the Acquisition in accordance with the Foreign Investment Regulations, by explicit approval, without attaching any conditions or obligations (other than those that are acceptable to Purchaser), as soon as reasonably practicable following the date of this Agreement.
(c)    Nothing in this Section 6.4 shall: (i) obligate any Party to make available to the other Party any of its own or its Affiliates’ confidential business information; provided that such information may instead be made available to such other Party’s outside counsel on a confidential lawyer-to-layer basis; and (ii) require Purchaser or any of its Affiliates to give any undertakings to the Foreign Investment Authority, including any undertakings to divest any part of the business or assets of Purchaser or any of its Affiliates, including any of the Purchased Assets; provided that Purchaser agrees to consider in good faith any reasonable conditions or obligations that may be required to obtain the approval from the Foreign Investment Authority.

(d)    Seller shall (i) subject to Section 6.4(a)(i), promptly provide to Purchaser all information available to it that is necessary or desirable for the preparation of any filings or submissions to, or responses to requests for information from, the Foreign Investment Authority; and (ii) not, and shall cause each other member of the Seller Group not to, enter into any arrangement or understanding which could reasonably be expected to prejudicially affect, impede or materially delay the procurement of the approval of the Foreign Investment Authority with respect to the Acquisition.

6.5    Notification of Certain Matters. During the Pre-Closing Period, Seller shall provide prompt written notice to Purchaser if any of the following occurs during the Pre-Closing Period: (a) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition or the other transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) entry by Seller or any other member of the Seller Group into any Contract that would have been a Seller Inbound License if in effect on the date of this Agreement (a copy of which shall be provided to Purchaser); provided, that, in each case, (i) the delivery of any notice by Seller pursuant to this Section 6.5 shall not constitute an amendment to the Seller Disclosure Schedule, modify any representation or warranty of Seller, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Purchaser and (ii) the failure of Purchaser to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations, warranties, covenants or agreements of Seller.

6.6    Expenses. Whether or not the Acquisition is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

6.7    Employee Matters.

(a)    The Parties have discussed and established in good faith a list of Identified Employees based on objective criteria (including the principle of non-discrimination in accordance with articles 1132-1 et seq. of the French labor code and equivalent legislation under other Applicable Laws). In connection with the foregoing, (i) Seller shall, and shall cause the other members of the Seller Group to, afford to Purchaser and its Representatives access to (A) the Identified Employees’ Contracts and books and records of the Seller Group in relation therewith, and (B) all other information concerning the Identified Employees required to facilitate Purchaser’s offers to the Identified Employees or as Purchaser may otherwise reasonably request; and (ii) Purchaser and its Representatives shall be permitted to conduct individual interviews with the Identified Employees.

(b)    Within a reasonable period following the date hereof, Purchaser or its Affiliate shall provide each of the Identified Employees with the Offer Documentation; provided that (i) except as expressly set forth in this Section 6.7 or negotiations with the Works Council, Purchaser and its Affiliates shall not have any obligation to provide such Identified Employees with any defined benefit pension plan or similar defined benefit arrangement, post-termination or retiree medical and welfare benefits, retention, change in control, transaction or similar bonuses, and (ii) such written offer shall be subject to (A) the satisfaction of immigration requirements under Applicable Law, (B) background checks, (C) employment screenings, and (D) Purchaser’s other customary hiring conditions, to the extent permitted by Applicable Law. Seller and Purchaser shall cooperate in good faith and use their commercially reasonable efforts to obtain the consent and agreement of any Identified Employee with respect to his or her employment or engagement with Purchaser or any of its Affiliates and such applicable executed employment or engagement documentation (e.g. an employment agreement); in particular, Purchaser’s offer to each Identified Employee shall be with (x) a base salary or wage rate, as applicable, that is no less favorable than a similarly-situated employee of Purchaser or its Affiliate in the relevant jurisdiction and with other compensation and benefits, in the aggregate, enjoyed by a similarly-situated employee of Purchaser or its Affiliate in the relevant jurisdiction (excluding equity compensation, severance pay and benefits and defined benefit pension plan benefits), and (y) a place of work that is not further than twenty-five (25) kilometers for Identified Employees working in France, and fifty (50) kilometers for Identified Employees working in the United Kingdom, in each case, from such Identified Employee’s current place of work. Seller and its Affiliates shall bear all costs, expenses, obligations and Liabilities relating to the Identified Employees’ participation in any Seller Employee Plan whether incurred, relating to or arising before or after the Closing. The Identified Employees who become Hired Employees as of the Closing shall, effective as of the Closing Date, be considered terminated participants under any applicable Seller Employee Plan and shall cease to accrue benefits thereunder and the Identified Employees who become Hired Employees during the Post-Closing Hired Employee Period shall, effective as of the time such Identified Employee becomes a Hired Employee, be considered terminated participants under any applicable Seller Employee Plan and shall cease to accrue benefits thereunder; in each case, Seller and its Affiliates shall be responsible for all accrued benefits, payments, and other obligations due and owing under the Seller Employee Plans, in accordance with the terms and conditions of such Seller Employee Plan and Applicable Law.

(c)    The Parties shall inform each other without undue delay with respect to any Identified Employee refusing Purchaser’s or its Affiliates’ offer and provide each other with all information and correspondence that either Party has with respect to the Identified Employees.

(d)    To the extent permitted by Applicable Law, in the event that an Identified Employee to whom an offer of employment is made does not accept Purchaser’s or its Affiliates’ offer of employment, Seller and its Affiliates shall cause such Identified Employee (i) to be redeployed within the organization of the Seller Group without any Liability to Purchaser or any of its Affiliates or (ii) the employment of such Identified Employee will be terminated. In the event of a termination of service of any of the Identified Employees, Seller and its Affiliates shall bear all costs, expenses, obligations and Liabilities relating to any applicable severance, notice or termination payments payable to such Identified Employees. Purchaser and Seller shall discuss in good faith whether a suitable replacement for the Identified Employee who has not accepted Purchaser’s or its Affiliates’ offer of employment can be found amongst the other employees of the Seller Group.

(e)    Seller and its Affiliates shall bear and pay all PTO Liabilities in excess of five (5) weeks in respect of unused vacation time (known as “congés payés” in France) for each Hired Employee by such Hired Employee’s last day of work with Seller or such Affiliate.

6.8    Contractor Matters.

(a)    Section 6.8 of the Seller Disclosure Schedule sets forth a list of individuals identified as “Freelance” thereon (the “Individual Identified Contractors”) and the individuals employed by GlobalLogic and/or HSC as identified thereon (the “Other Identified Contractors”, and together the Individual Identified Contractors, the “Identified Contractors”). Seller shall, and shall cause the other members of the Seller Group to afford to Purchaser and its Representatives access to (A) the Identified Contractors’ Contracts and books and records of the Seller Group in relation therewith, and (B) all other information concerning the Identified Contractors required to facilitate Purchaser’s discussions with the Individual Identified Contractors, and GlobalLogic and HSC with respect to the Other Identified Contractors.

(b)    Within a reasonable period following the date hereof, Purchaser or its Affiliate shall make their respective commercially reasonable efforts (subject to Purchaser’s customary procurement conditions, to the extent permitted by Applicable Law) to enter into, with effect from the Closing Date, services contracts with GlobalLogic and HSC with respect to the Other Identified Contractors. Seller and Purchaser shall cooperate in good faith and use their commercially reasonable efforts to obtain the consent and agreement of GlobalLogic and HSC with respect to their engagement with Purchaser or any of its Affiliates for the provision of services by the Other Identified Contractors. In particular, (i) Purchaser shall, directly or indirectly, offer to each Other Identified Contractor such scope of work that is substantially similar to that conducted for the Seller Group within the twelve (12) months preceding the Closing, and terms to GlobalLogic and/or HSC that are no less favorable than those offered by Purchaser or its Affiliates to those contractor companies in the relevant jurisdiction, and (ii) the Seller Group shall accept that the Other Identified Contractors are allocated by GlobalLogic or HSC, as applicable, to Purchaser and its Affiliates. Purchaser and Seller shall discuss in good faith whether a suitable replacement can be found for those Other Identified Contractors whom GlobalLogic or HSC has been unable to allocate to Purchaser and its Affiliates.

(c)    Each Individual Identified Contractor shall be provided with Offer Documentation and shall be deemed an Identified Employee for purposes of Sections 6.7(b) through 6.7(d).

6.9    Tax Matters.

(a)    Notwithstanding anything herein to the contrary, Purchaser (or, as applicable, the Purchaser Entity) shall be liable for and pay, and agrees to indemnify and hold harmless Seller from and against, any and all real property transfer Taxes, value added Taxes, sales Taxes, use Taxes, stamp Taxes, goods and services Taxes, stock transfer Taxes or other similar Taxes (including penalties and interest) imposed on the Acquisition and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The party responsible under Applicable Law for submitting payment of such Transfer Taxes to the applicable Tax authority shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Applicable Law, Purchaser or Seller shall join in the execution of any such Tax Returns and other documentation. Purchaser and Seller shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Law.

(b)    Purchaser (or other applicable Purchaser Entity) agrees to pay Seller for the Taxes for which Purchaser Group is liable pursuant to Section 6.9(b), but which are payable with respect to any Tax Return to be filed by Seller or any of its Affiliates pursuant to Applicable Law promptly upon the written request of Seller setting forth in reasonable detail the computation of the amount owed by Purchaser (or other applicable Purchaser Entity), but in no event earlier than ten (10) Business Days prior to the date of payment for such Taxes.

(c)    After the Closing Date, Seller and Purchaser shall (and shall cause their respective Affiliates to) cooperate fully as and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return, and the defense of any Tax contest, claim, audit, litigation or other proceeding, relating to the Purchased Assets. Purchaser and Seller agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority or required by Applicable Law.

(d)    Notwithstanding anything to the contrary in this Agreement, Purchaser shall have full and exclusive control over the content of all third-party communications and filings with respect to Transfer Taxes.

6.10    Certain Transitional Matters.
(a)    Seller covenants and agrees that, subsequent to the Closing, Seller shall deliver to Purchaser, promptly after the receipt thereof after the Closing and in the form received, copies of all inquiries, correspondence and other items and materials received by the Seller Group from any Person related to the Purchased Assets or the Assumed Liabilities.

(b)    Except as provided in Section 9.9, from and after the Closing Date, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Purchaser shall have the right to conduct and control all negotiations and Actions with respect thereto. Seller shall notify Purchaser promptly of any claim received after the Closing Date with respect to any Assumed Liabilities and from and after the Closing Date shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Seller shall, and shall cause the other members of the Seller Group to, cooperate with Purchaser in connection with any negotiations or Actions involving any Assumed Liabilities.

6.11    Other Seller Commitments. Seller agrees to comply with the covenants, and makes the representations and warranties, set forth in Section 6.11 of the Seller Disclosure Schedule.

6.12    Further Assurances; Reconciliation.

(a)    On and after the Closing Date, each Party shall, and shall cause its Subsidiaries to, execute and deliver such additional documents, assignments, instruments of transfer, conveyances and assurances and take such further actions as may be reasonably requested by the other Party in order to evidence or consummate the Acquisition or the other transactions contemplated by this Agreement and comply with the terms of this Agreement and the other Transaction Documents (including, for the avoidance of doubt, to perfect, register or record Purchaser’s rights to the Purchased Assets).

(b)    In furtherance of Section 6.12(a):

(i)    Following the Closing Date, either Purchaser or Seller may notify the other Party of any asset retained by the Seller Group following the Closing Date that such Party reasonably believes should have been transferred to Purchaser under this Agreement as part of the Purchased Assets. If the Parties determine in good faith that such asset was intended to be transferred to Purchaser as part of the Purchased Assets under this Agreement, such asset shall be assigned by Seller or its Affiliate to Purchaser or an Affiliate of Purchaser designated by Purchaser without any additional consideration, and Seller agrees to promptly deliver, or cause to be delivered, any such asset to Purchaser or such Affiliate, as applicable.

(ii)    Following the Closing Date, Seller may notify Purchaser of any asset transferred to Purchaser in connection with the transactions contemplated by this Agreement that Seller reasonably believes should have been retained by the Seller Group under this Agreement as part of the Excluded Assets. If the Parties determine in good faith that such asset was intended to be retained by the Seller Group as part of the Excluded Assets under this Agreement, such asset shall be assigned by Purchaser or its Affiliate to Seller or an Affiliate of Seller designated by Seller without any additional consideration, and Purchaser agrees to promptly deliver or cause to be delivered any such asset to Seller or such Affiliate, as applicable.

(iii)    To the extent any of the rights, title and interest in and to the Purchased Intellectual Property cannot be assigned, sold or transferred by any member of the Seller Group to Purchaser under Applicable Law, Seller, on behalf of itself and its Subsidiaries, (A) hereby grants to Purchaser, effective on the Closing Date, an exclusive (including with respect to the Seller Group), royalty-free or already fully paid, transferable, irrevocable, worldwide license (with the right to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including the right to make, Use, sell, offer for sale, import, have made, have sold, reproduce, distribute, and modify such Purchased Intellectual Property; and (B) effective on the Closing Date, hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Purchaser, any current or future Affiliate of Purchaser, any of Purchaser’s or its Affiliate’s successors in interest, or any of Purchaser or its Affiliates’ customers.

6.13    Non-Solicitation.

(a)    Without the express prior written consent of Purchaser, neither Seller nor any of its Affiliates may, directly or indirectly, at any time during the fifteen (15) month period from and immediately following the Closing Date, (i) solicit for employment or for engagement as a consultant, or entice, induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Purchaser or any of its Affiliates, any Hired Employee; or (ii) attempt any of the actions or activities set forth in clause (i); provided, however, that nothing in this

Section 6.13(a) shall prevent Seller or any of its Affiliates from (x) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at any Hired Employee; or (y) soliciting any Hired Employee if, at the time of such solicitation, such Hired Employee had ceased to be an employee of Purchaser or such Affiliate for at least six (6) months prior to the commencement of such solicitation by Seller or such Affiliate.

(b)    Without the express prior written consent of Seller, neither Purchaser nor any of its Affiliates may, directly or indirectly, at any time during the fifteen (15) month period from and immediately following the Closing Date, (i) solicit for employment or for engagement as a consultant, or entice, induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Seller or any of its Affiliates, any employee of the Seller Group who is not a Hired Employee (“Seller Covered Person”); or (ii) attempt any of the actions or activities set forth in clause (i); provided, however, that nothing in this Section 6.13(b) shall prevent Purchaser or any of its Affiliates from (x) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at any Seller Covered Person; or (y) soliciting any Seller Covered Person if, at the time of such solicitation, such Seller Covered Person had ceased to be an employee of Seller or such Affiliate for at least six (6) months prior to the commencement of such solicitation by Purchaser or such Affiliate.

(c)    If, at the time of enforcement of this Section 6.13, a court of competent jurisdiction or arbitrator shall hold that the duration, scope or other restrictions stated herein are invalid, prohibited or unenforceable, each Party agrees, on behalf of itself and its Affiliates, and each Party submits, on behalf of itself and its Affiliates, to the reduction of any or all of said duration, scope or other restriction to such duration, scope or other restriction as said court or arbitrator shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction and the remaining provisions of this Agreement shall remain in full force and effect.

(d)    Seller or Purchaser, as applicable, acknowledges and agrees, on behalf of itself and its Affiliates, that the provisions of this Section 6.13 are reasonable and necessary to protect the interests of Purchaser or Seller, as applicable, that any violation of this Section 6.13 may result in an irreparable injury to Purchaser or Seller, as applicable, and that damages at law may not be reasonable or adequate compensation to Purchaser or Seller, as applicable, for violation of this Section 6.13 and that, in addition to any other available remedies, Purchaser or Seller, as applicable, shall be entitled to have the provisions of this Section 6.13 specifically enforced by preliminary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.13. Nothing contained herein shall be construed as prohibiting Purchaser or Seller, as applicable, from pursuing any other remedies available to Purchaser or Seller, as applicable, for such breach, including the recovery of any damages.

6.14    Agreements Relating to Transfer of Purchased Assets. Each Party will, at the request of the other Party, use reasonable efforts to cooperate with such other Party in the transfer of the Purchased Assets to reduce the applicable Taxes under Section 6.9, including by accepting any embodiment of a Purchased Asset to a Purchaser Entity via remote telecommunication if such delivery would be reasonably expected to reduce any such Taxes. At or promptly following the Closing, Seller shall transfer electronically to the Purchaser Entities all of the Purchased Assets (including software (whether in object code or source code form), firmware, middleware, databases, plugins, libraries, APIs, interfaces and algorithms) that can be transmitted to the Purchaser Entities electronically (“Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to the Purchaser Entities on any tangible medium. To the extent Purchased Assets consist of storage media on which a tangible embodiment of an asset transferred via remote electronic transmission as described in this Section 6.14 resided, then following such transmission such asset shall be removed from such storage media prior to the transfer of such storage media to the Purchaser Entities. All intangible assets and tangible assets shall be transferred to the Purchaser Entities free and clear of all Encumbrances (other than Permitted Encumbrances). Promptly following any electronic transmission, Seller shall execute and deliver to Purchaser a certificate in the form attached hereto as Annex A and containing at a minimum, the following information: (a) the date of transmission; (b) the time transmission was commenced and concluded; (c) the name of the individual who made the transmission; (d) the signature of such individual; (e) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions; and (f) evidence of such transfers reasonably satisfactory to Purchaser. Neither Party nor any of its Affiliate shall be responsible for the Tax consequences to the other Party (or its Affiliates) of any efforts to reduce any Taxes payable under Section 6.9 by taking the actions contemplated by this Section 6.14, and a Party shall pay and indemnify and hold harmless the other Party and its Affiliates from and against any Taxes, fines, penalties, assessments, costs and expenses incurred by that Party or any of its Affiliates arising out of or with respect to any action taken by them at the request of the first Party pursuant to this Section 6.14.

6.15    No Liquidation. Seller shall not liquidate or dissolve prior to the final distribution of the Escrow Amount and shall at all times maintain sufficient capital and other assets as necessary to satisfy its obligations in full, including those obligations set forth in Section 9.

6.16    Exclusive Dealing. During the Pre-Closing Period, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, seek or knowingly encourage any inquiry, proposal, expression of interest, or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (b) disclose to any Person any non-public information relating to the Seller Group, the Purchased Assets or the Assumed Liabilities in connection with, or that could reasonably be expected to lead to, an Alternate Proposal, (c) enter into, participate in, maintain or continue any discussions or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, or (d) agree to, accept, recommend or endorse (or propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternate Proposal.

6.17    Seller Inbound Licenses; Seller Outbound Licenses.

(a)    During the Pre-Closing Period and from and after the Closing Date, the Parties shall use reasonable commercial efforts to take, or cause to be taken, all actions necessary or as may be reasonably requested by Purchaser for Purchaser and/or its Affiliates to secure licenses to the Seller Licensed Intellectual Property, on terms that are no less favorable than the existing terms of the applicable Seller Inbound License.

(b)    From and after the Closing Date, except as contemplated by the Transaction Documents, Seller shall not, and shall cause the other members of the Seller Group not to, (i) enter into any Contract that would have been a Seller Outbound License if in effect on the date of this Agreement; or (ii) amend, modify, terminate, fail to renew, or waive or grant any right or consent under any provision of (including taking any of the foregoing actions which would result in a reduction or diminution of rights in favor of the Seller Group), any Seller Outbound License, Seller Inbound License or any Contract that would have been a Seller Inbound License if in effect on the date of this Agreement, other than pursuant to any automatic extension or renewal or expiration in accordance with the terms of such Seller Outbound License, Seller Inbound License or Contract.

6.18    Retention of Copy of Technology. Seller shall retain one (1) copy of all Technology included in the Technology Packages necessary to exercise its rights under the license granted under the Acquired IP License Agreement notwithstanding the sale of rights to such Technology to Purchaser pursuant to this Agreement. The Parties agree and acknowledge that such copy shall be considered confidential information of Purchaser subject to the terms and conditions of Section 6.2.
6.19    Standard Essential Patents. For the avoidance of doubt, other than as provided in relation to Seller’s indemnification obligations under Section 9.1(a)(v), Seller is not offering, and Purchaser is not receiving hereunder, any representations and warranties (notwithstanding the representations and warranties contained in Section 3.9), remedies (including indemnification) or covenants under this Agreement with respect to Seller’s Use of Standard Essential Patents in connection with the conduct of the Business, the Purchased Intellectual Property and/or Technology Packages.

7.    Conditions to Closing.

7.1    Conditions to the Obligations of the Purchaser Entities and Seller. The obligations of Purchaser, QCOM France, QTIL and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser and Seller:
(a)    Governmental Approvals. All approvals, waivers and consents, necessary for consummation of or in connection with the Acquisition and the other transactions contemplated hereby from each Governmental Entity set forth on Section 7.1(a) of the Seller Disclosure Schedule shall have been received and shall be in full force and effect.
(b)    No Injunctions or Restraints; Illegality. No Judgment or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or otherwise making the consummation of the Acquisition illegal shall be and remain in effect, nor shall there be any pending Legal Proceeding seeking any of the foregoing.

7.2    Conditions to the Obligations of the Purchaser Entities. The obligations of Purchaser, QCOM France and QTIL to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)    Representations and Warranties of Seller. (i) The Seller Fundamental Representations shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date of this Agreement or as of another date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality or Seller Material Adverse Effect contained in such representations or warranties (other than such representations or warranties contained in Section 3.12(a)), on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date of this Agreement or as of another date, which shall be true and correct as of such date).

(b)    Performance of Obligations. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations of this Agreement required to be performed and complied with by Seller at or prior to the Closing Date.

(c)    No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Seller Material Adverse Effect.

(d)    Officer Certificate. Purchaser shall have received a certificate executed on behalf of Seller by the Chief Executive Officer or other authorized officer of Seller certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e)    No Other Litigation. There shall not be any pending Legal Proceeding (i) relating to the Acquisition and seeking to obtain from Purchaser or any of its Affiliates, any damages or other relief that would be material to Purchaser or the Purchased Assets (taken as a whole) or (ii) that, if adversely decided, would materially affect the right of Purchaser to own the Purchased Assets.

(f)    Assignment Agreement and Bill of Sale. Seller and each applicable member of the Seller Group shall have executed and delivered an assignment and assumption and bill of sale, substantially in the form attached hereto as Exhibit A (the “Assignment Agreement and Bill of Sale”), for the transfer of the Purchased Assets and assumption of the Assumed Liabilities, other than as separately covered under the IP Assignment Agreement or the Qasara Assignment Agreement.

(g)    Transition Services Agreement. Seller shall have executed and delivered a transition services agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”).

(h)    Acquired IP License Agreement. Seller shall have executed and delivered a license agreement, substantially in the form attached hereto as Exhibit E (the “Acquired IP License Agreement”), for the license to Seller of the Purchased Intellectual Property.

(i)    5G License Agreement. Seller shall have executed and delivered a license agreement, substantially in the form attached hereto as Exhibit F (the “5G License Agreement”), for the license to Purchaser and/or its designated Affiliates of certain Intellectual Property.

(j)    IP Assignment Agreement. Seller shall have executed and delivered an intellectual property assignment agreement, substantially in the form attached hereto as Exhibit G (the “IP Assignment Agreement”), which shall include such information as required for the assignment and transfer of each item of Purchased Intellectual Property and for the filing with the U.S. Patent and Trademark Office, European Patent Office or any other applicable Governmental Entity to record the assignment of the Purchased Intellectual Property to Purchaser and/or its designated Affiliates.

(k)    Patent Portfolio License Agreement. Seller shall have executed and delivered a license agreement, substantially in the form attached hereto as Exhibit H (the “Patent Portfolio License Agreement”), for the license to Purchaser and/or its designated Affiliates of certain Patents.

(l)    Chip Supply Agreement. Seller shall have executed and delivered a supply agreement, substantially in the form attached hereto as Exhibit I (the “Chip Supply Agreement”).

(m)    Termination Agreement. Seller shall have executed and delivered a termination agreement, substantially in the form attached hereto as Exhibit J (the “Termination Agreement”), for the termination of the Technology License Agreement.

(n)    Qasara Assignment Agreement. Seller shall have executed and delivered an assignment agreement, substantially in the form attached hereto as Exhibit K (the “Qasara Assignment Agreement”), which shall include such information as required for the assignment and transfer of the Qasara License Rights to Purchaser and/or its designated Affiliates.

(o)    Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(p)    Employees.

(i)    Each Key Employee shall have executed and delivered to Purchaser or its Affiliate the Offer Documentation at or prior to the Closing, which remains in effect as of the Closing. Each such Key Employee shall not have repudiated or purported to revoke his or her acceptance of his or her respective Offer Documentation and will be available to commence employment with Purchaser or its Affiliate as of immediately following the Closing.

(ii)    The aggregate number of Identified Employees who are not Key Employees and who were offered employment by Purchaser or its Affiliate shall have executed and delivered to Purchaser or its Affiliate the Offer Documentation at or prior to the Closing (and who have not repudiated or purported to revoke his or her acceptance of his or her respective Offer Documentation, and will be available to commence employment with Purchaser or its Affiliate as of immediately following the Closing) is at least equal to ninety percent (90%) of the total aggregate number of Identified Employees.

(q)    Transferred Books and Records. All Transferred Books and Records required to be delivered to Purchaser pursuant to Section 2.1 shall have been delivered to Purchaser.

(r)    Release of Encumbrances. Purchaser shall have received evidence reasonably satisfactory to Purchaser that any and all Encumbrances (other than Permitted Encumbrances) on any of the Purchased Assets have been released.

(s)    Third Party Consents. All approvals and consents of each Person set forth on Section 7.2(s) of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Purchaser, shall have been obtained and shall be in full force and effect, and a copy of each such approval and consent shall have been provided to Purchaser at or prior to the Closing.

7.3    Conditions to the Obligations of Seller. The obligations of the Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)    Representations and Warranties of Purchaser. (i) The Purchaser Fundamental Representations shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date of this Agreement or as of another date, which shall be true and correct as of such date), and (ii) each of the other representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to any qualification as to materiality or Purchaser Material Adverse Effect in such representations or warranties, on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date of this Agreement or as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)    Performance of Obligations. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations of this Agreement required to be performed and complied with by Purchaser at or prior to the Closing Date.

(c)    Officer Certificate. Seller shall have received a certificate executed on behalf of Purchaser by an authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)    Assignment Agreement and Bill of Sale. The applicable member(s) of the Purchaser Group shall have executed and delivered the Assignment Agreement and Bill of Sale.

(e)    Transition Services Agreement. Purchaser shall have executed and delivered the Transition Services Agreement.

(f)    Acquired IP License Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the Acquired IP License Agreement.

(g)    5G License Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the 5G License Agreement.

(h)    IP Assignment Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the IP Assignment Agreement.

(i)    Patent Portfolio License Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the Patent Portfolio License Agreement.

(j)    Chip Supply Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the Chip Supply Agreement.

(k)    Termination Agreement. Purchaser shall have executed and delivered the Termination Agreement.

(l)    Qasara Assignment Agreement. Purchaser and/or an Affiliate of Purchaser shall have executed and delivered the Qasara Assignment Agreement.

(m)    Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement.

8.    Termination.

8.1    Termination. This Agreement may be terminated, and the Acquisition may be abandoned at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating Party to the other Party):

(a)    by the mutual written consent of Purchaser and Seller;

(b)    by either Purchaser or Seller, if the Closing shall not have occurred on or prior to October 31, 2024 (the “Termination Date”); provided, however, that if on the Termination Date, the closing condition set forth in Section 7.1(a) shall not have been satisfied or waived but all other closing conditions shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date), then the Termination Date shall be automatically be extended to December 31, 2024; provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to such Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Acquisition to occur on or prior to such date;

(c)    by either Purchaser or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Judgment or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to such Party if the failure of such Party to fulfill any obligation under this Agreement has been the primary cause of the issuance of such Judgment or action; or

(d)    by either Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or obligation on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Purchaser) or Section 7.1 or 7.3 (in the case of termination by Seller) not to be satisfied and (ii) if capable of being cured, shall not have been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach from the non-breaching Party; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (A) Purchaser if Purchaser is then in breach of any its representations, warranties, covenants or agreements, which breach would give rise to the failure of any condition set forth in Section 7.1 or 7.3; and (B) Seller if Seller is then in breach of any its representations, warranties, covenants or agreements, which breach would give rise to the failure of any condition set forth in Section 7.1 or 7.2.

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 then this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any Party or their respective Representatives, except to the extent that such termination results from the willful (namely conscious and intentional) and material breach of this Agreement or any fraud prior to such termination; provided, however, that the Confidentiality Agreement and the provisions of Sections 6.2, 6.3, 6.6, 8.2 and 10 shall remain in full force and effect and survive any termination of this Agreement.

9    Indemnification.

9.1    Indemnification by Seller and Purchaser.

(a)    Indemnification by Seller. Subject to the terms, conditions and limitations set forth in this Section 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages incurred by a Purchaser Indemnified Person resulting from, based upon, arising out of or related to:

(i)    any breach or inaccuracy of any representation or warranty given or made by Seller or any other member of the Seller Group in this Agreement, the Assignment Agreement and Bill of Sale, the IP Assignment Agreement or the Qasara Assignment Agreement, or in any certificate delivered by Seller or any other member of the Seller Group pursuant to any such documents or any Third Party Claim, which, if true would constitute such breach or inaccuracy;

(ii)    any breach of or failure to perform any covenant or agreement made by Seller or any other member of the Seller Group under this Agreement, the Assignment Agreement and Bill of Sale, the IP Assignment Agreement or the Qasara Assignment Agreement;

(iii)    any Excluded Asset or Retained Liability;

(iv)    any Action, whether pending or threatened in writing, by Seller’s existing or former securityholders, creditors or other Third Parties relating to the Acquisition or the Transaction Documents;

(v)    any Action, excluding any Action relating to or concerning Standard Essential Patents (except to the extent arising from the Use of Standard Essential Patents by any member of the Seller Group in connection with the Purchased Intellectual Property and/or Technology Package), whether pending or threatened, brought by a Third Party against any Purchaser Indemnified Person that the Purchased Intellectual Property infringes or misappropriates the Intellectual Property rights of Third Parties, including claims of inducement, combination or contributory infringement, or alleged infringement by the Purchased Intellectual Property; and

(vi)    fraud.

(b)    Indemnification by Purchaser. Subject to the terms, conditions and limitations set forth in this Section 9, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Persons”) from and against any and all Damages incurred by a Seller Indemnified Person resulting from, based upon, arising out of or related to:

(i)    any breach or inaccuracy of any representation or warranty given or made by Purchaser or any other member of the Purchaser Group in this Agreement, the Assignment Agreement and Bill of Sale, the IP Assignment Agreement or the Qasara Assignment Agreement, or in any certificate delivered by Purchaser or any other member of the Purchaser Group pursuant to such documents or any Third Party Claim, which, if true would constitute such breach or inaccuracy;

(ii)    any breach of or failure to perform any covenant or agreement made by Purchaser or any other member of the Purchaser Group under this Agreement, the Assignment Agreement and Bill of Sale, the IP Assignment Agreement or the Qasara Assignment Agreement; and

(iii)    any Assumed Liability.

9.2    Survival. All of the representations and warranties contained in this Agreement and the certificates delivered pursuant to this Agreement, as well as any Liability of Seller under Section 9.1(a)(v), shall survive the Closing until the Escrow Termination Date; provided, however, that the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and agreements of the Parties contained in this Agreement (other than Seller’s Liability under Section 9.1(a)(v)) or in any certificate delivered pursuant to this Agreement and any claim for indemnification based on fraud or faute lourde ou dolosive (within the meaning of article 1231-3 of the French civil code) shall, in each case, survive the Closing until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claim for which an Indemnified Person shall have delivered to an Indemnifying Person an Officer’s Certificate prior to the termination of the applicable survival period in accordance with this Agreement shall survive until the resolution of such claim.

9.3    Limitations on Indemnification by Seller.

(a)    Seller shall not be liable for claims for indemnification pursuant to Section 9.1(a)(i) (other than in respect of the Seller Fundamental Representations) unless and until the aggregate amount of Damages in respect thereof equals or exceeds an amount equal to [***] (the “Threshold”), in which event, the Purchaser Indemnified Persons shall be entitled to the benefit of indemnity in the full amount of such Damages from the first dollar; provided, however, for the avoidance of doubt, that the Threshold shall not apply to claims for indemnification in respect of the Seller Fundamental Representations.

(b)    The aggregate amount of Damages for which Seller shall be liable for claims for indemnification pursuant to (i) Section 9.1(a)(i) (other than in respect of the Seller Fundamental Representations) and Section 9.1(a)(v) shall in no event exceed an aggregate amount equal to [***]; and (ii) Section 9.1(a)(i) in respect of the Seller Fundamental Representations shall in no event exceed an amount equal to [***].

(c)    The limitations set forth in Sections 9.3(a) and 9.3(b) shall not apply to any Damages with respect to claims for indemnification pursuant to Sections 9.1(a)(ii) through 9.1(a)(iv), and Section 9.1(a)(vi).

9.4    Limitations on Indemnification by Purchaser.

(a)    Purchaser shall not be liable for claims for indemnification pursuant to Section 9.1(b)(i) (other than in respect of the Purchaser Fundamental Representations) unless and until the aggregate amount of Damages equals or exceeds the Threshold, in which event, the Seller Indemnified Persons shall be entitled to the benefit of indemnity in the full amount of such Damages from the first dollar; provided, however, for the avoidance of doubt, that the Threshold shall not apply to claims for indemnification in respect of the Purchaser Fundamental Representations.

(b)    The aggregate amount of all Damages for which Purchaser shall be liable for claims for indemnification pursuant to (i) Section 9.1(b)(i) (other than in respect of the Purchaser Fundamental Representations) shall in no event exceed an amount equal to [***] and (ii) Section 9.1(b)(i) in respect of the Purchaser Fundamental Representations shall in no event exceed an amount equal to [***].

(c)    The limitations set forth in Sections 9.4(a) and 9.4(b) shall not apply to any Damages with respect to claims for indemnification pursuant to Sections 9.1(b)(ii) through 9.1(b)(iii).

9.5    Other Limitations.

(a)    Notwithstanding anything to the contrary in this Agreement, none of the limitations set forth in this Section 9 shall apply to any claim for or Damages resulting from, based upon, arising out of or related to fraud or faute lourde ou dolosive (within the meaning of article 1231-3 of the French civil code).

(b)    No Indemnified Persons shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement and/or any Transaction Document; provided, however, that the foregoing limitation shall not prevent an Indemnified Person from recovering all Damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Damages is based upon more than one representation, warranty, agreement or covenant.

(c)    For the purposes of determining whether there has been a breach of any representation, warranty, covenant or obligation and calculating any Damages pursuant to Section 9.1, other than with respect to Section 3.12(a), each representation, warranty, covenant and obligation shall be deemed to be made without, and without giving effect to, any materiality, Seller Material Adverse Effect, Purchaser Material Adverse Effect or other similar qualification contained in such representation, warranty, covenant or obligation; provided, however, that, for the avoidance of doubt, this Section 9.5(c) is not intended to disregard the term “Material Contract”.

9.6    Indemnification Procedure.

(a)    A Purchaser Indemnified Person or a Seller Indemnified Person (the “Indemnified Person”) seeking indemnification under this Section 9 shall promptly deliver to the other Party (the “Indemnifying Person”) a certificate signed by an officer of the Indemnified Person (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of such other Party set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related. The failure by an Indemnified Person to deliver such certificate shall not release, waive or otherwise affect the Indemnifying Person’s obligations hereunder, except to the extent such failure actually prejudices the Indemnified Person.

(b)    The Indemnifying Person shall have a period of forty-five (45) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Damages (in which case, if the Indemnified Person is a Purchaser Indemnified Person, the response shall be accompanied by written notice executed by Seller instructing the Escrow Agent to disburse the requested Damages to Purchaser) or (ii) dispute that the Indemnified Person is entitled to receive the requested Damages. If the Indemnifying Person does not deliver a response before the expiration of the forty-five (45) day period referred to in the immediately preceding sentence, the Indemnified Person shall be entitled to recover such Damages.

(c)    If the Indemnifying Person disputes any claim or claims made in any Officer’s Certificate pursuant to Section 9.6(b)(ii), the Indemnified Person shall have forty-five (45) days to respond in a written statement to the objection of the Indemnifying Person. If after such forty-five (45) day period there remains a dispute as to any claims, the Indemnified Person and the Indemnifying Person shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by Purchaser and Seller, and Purchaser and Seller shall deliver joint written instructions to the Escrow Agent to disburse the agreed amount of Damages from the Escrow Amount to Purchaser in accordance with the terms of such memorandum, the Escrow Agreement and such joint instructions. Should such Indemnified Person and Indemnifying Person be unable to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then such Indemnified Person shall be permitted to submit such dispute in accordance with the provisions as set forth in Section 10.11.

9.7    Indemnification Payments. Once the Damages (whether arising from a direct claim or Third Party Claim) are agreed to by the Indemnifying Person or finally determined in accordance with Section 9.6 to be payable as provided in this Agreement, the Indemnifying Person shall satisfy its obligations within five (5) Business Days of such time by wire transfer of immediately available funds. Damages owed by the Seller to the Purchaser shall always be satisfied first from funds then remaining in the Escrow Fund. If such Damages are to be satisfied from funds then remaining in the Escrow Fund, Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent, in accordance with the Escrow Agreement, directing the Escrow Agent to immediately release to Purchaser the amount of such Damages (or if the amount of such Damages exceeds the funds then remaining in the Escrow Fund, all remaining funds shall be released to Purchaser).

9.8    Release of Escrow Amount. Any portion of the Escrow Fund that is not disbursed to a Purchaser Indemnified Person pursuant to this Section 9 and is remaining in the Escrow Fund as of the Escrow Termination Date shall be released to Seller by the Escrow Agent pursuant to the terms of the Escrow Agreement, and Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent directing such release; provided that an amount (a “Pending Claim Amount”) shall be retained by the Escrow Agent in the Escrow Fund that represents a reasonable quantification (as reasonably determined, in good faith by Purchaser, and which quantification shall not prejudice the right of the Purchaser Indemnified Person to indemnification for such Damages in excess of such quantification, always subject however to the limitations set out in this Agreement) of indemnifiable Damages with respect to each pending and unresolved direct claim or Third Party Claim (a “Pending Claim”) for which a Purchaser Indemnified Person has delivered an Officer’s Certificate to Seller prior to the Escrow Termination Date in accordance with this Section 9; provided however that if the aggregate amount of all Pending Claims exceeds the amount of the Escrow Fund as of the Escrow Termination Date, all such remaining funds shall be retained in the Escrow Fund. Any Pending Claim Amounts retained in the Escrow Fund following the Escrow Termination Date shall be further disbursed following resolution of the applicable Pending Claim (whether by agreement of the Parties, or finally determined in accordance with this Section 9 to be payable as provided in this Agreement) and in accordance with joint instructions provided by Seller and Purchaser or a final determination in accordance with this Section 9 establishing one or more of the Parties’ rights to all or a portion of such Pending Claim Amount.

9.9    Third Party Claims.

(a)    If a claim by a Third Party (including any Governmental Entity) is made against any Indemnified Person with respect to which the Indemnified Person intends to seek indemnification hereunder for any Damages under this Section 9 (a “Third Party Claim”), the Indemnified Person shall promptly after receiving notice thereof deliver an Officer’s Certificate to the applicable Indemnifying Person in relation to such claim. The failure by an Indemnified Person to promptly give such notice shall not release, waive or otherwise affect the Indemnifying Person’s obligations hereunder except to the extent such failure actually prejudices the Indemnified Person. The Indemnifying Person will have the right, upon written notice delivered to the Indemnified Person within fifteen (15) Business Days thereafter, to assume the defense of such Third Party Claim at its sole expense, including representation by counsel selected by the Indemnifying Person, which counsel shall be reasonably satisfactory to the Indemnified Person; provided that the Indemnifying Person has no actual knowledge that such Third Party Claim is not indemnifiable by the Indemnifying Person hereunder; provided, further that the Indemnifying Person shall not have the right to assume the defense of such Third Party Claim to the extent that such Third Party Claim (i) seeks an injunction or specific performance, or seeks any other form of equitable relief that could reasonably be expected to be material to the Indemnified Person’s business; (ii) involves criminal allegations against the Indemnified Person (or could otherwise reasonably be expected to involve or develop into a claim involving a criminal claim or criminal charges against the Indemnified Person) and involves or otherwise relates to any investigation or inquiry by any Governmental Entity, (iii) may impose liability on the part of the Indemnified Person for which the Indemnified Person is not entitled to indemnification under this Agreement, (iv) relates to the Indemnified Person’s Taxes; (v) could reasonably be expected to result in Damages that would exceed the maximum amount of Damages that the Indemnified Person is entitled to under this Section 9 (after taking into account any amounts that may be payable to Indemnified Persons in respect of any unsatisfied or unresolved claims for indemnification made (or expected to be made) by any Indemnifying Person as of such time), as reasonably determined by the Indemnified Person in good faith in its sole discretion; (vi) would, as reasonably determined by the Indemnified Person in good faith, adversely affect the continuing business or business relationships of the Indemnified Person with any third-party, which relationships are material to the Indemnified Person and its Affiliates (including if such Third Party Claim involves, as a counterparty, a material customer, supplier or other material partner of the Indemnified Person); (vii) seeks any license to or otherwise places an Encumbrance on any of the Purchased Assets; or (viii) is likely to result in a settlement of, or an adverse Judgment that in the Indemnified Person’s good faith determination is likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of any Indemnified Person. The election of the Indemnifying Person to assume the defense of such Third Party Claim pursuant to this Section 9.9(a) shall, without admitting liability to any Third Party with respect to such claim, conclusively establish for the purposes of this Agreement that the claims made in such Third Party Claim are within the scope of, and subject to, indemnification by the Indemnifying Person. Notwithstanding the foregoing, if, after assuming the defense, facts arise which were not known or reasonably discoverable by the Indemnifying Person, after reasonable inquiry in light of the circumstances, before deciding to assume the defense of such Third Party Claim that provide, in the Indemnifying Person’s reasonable and good faith determination, that such Third Party Claim was not subject to indemnification hereunder, then the Indemnifying Person shall promptly notify the Indemnified Person of such facts in writing. Regardless of such facts, the Indemnifying Person shall continue to diligently pursue the defense of such Third Party Claim; provided that, if the Indemnified Person agrees (or if it is otherwise resolved pursuant to this Agreement) that such facts absolve the Indemnifying Person of liability for such Third Party Claim, the Indemnifying Person shall conduct such defense under and subject to the instruction, and (except to the extent otherwise indemnifiable hereunder) at the cost and expense, of the Indemnified Person; provided, further that the Indemnified Person may take over the defense of such Third Party Claim at any time (in which case the Indemnifying Person shall cooperate, without charge of any additional fees, in transitioning such defense to the Indemnified Person). If an

Indemnified Person disagrees that such facts absolve the Indemnifying Person of liability with respect to such Third Party Claim, the parties shall resolve the dispute in accordance with this Agreement. To the extent it is determined, by agreement or otherwise in accordance with this Agreement, that such facts absolved the Indemnifying Person of liability with respect to such Third Party Claim, the Indemnifying Person shall not be liable for Losses with respect to such Third Party Claim (except to the extent that the Indemnified Person was or is prejudiced by the Indemnifying Person’s defense of such Third Party Claim).

(b)    In the event that the Indemnifying Person declines or fails to assume the defense of such Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Person, in either case within such fifteen (15) Business Day period, or is not entitled to assume the defense of such Third Party Claim on the terms provided above, then such Indemnified Person (i) may select counsel reasonably satisfactory to the Indemnifying Person to represent or defend it in any such Third Party Claim and the Indemnifying Person will pay the reasonable fees and disbursements of such counsel as incurred; and (ii) shall have the right to conduct the defense of and to settle or otherwise resolve any such Third Party Claim, subject to Section 9.9(d), and (iii) shall provide, at the Indemnifying Person’s request, copies of all pleadings and notices with respect to any such Third Party Claim. The Indemnifying Person shall have the right to participate (at its own expense) in, but not to determine or conduct, any defense of or settlement negotiations with respect to any such Third Party Claim, in each case to the extent that receipt of any such documents or other information related to such Third Party Claim by the Indemnifying Person does not affect any privilege relating to any Indemnified Person; and provided that the Indemnified Person shall consider in good faith all reasonable comments made by the Indemnifying Person.
(c)    In any Third Party Claim for which the Indemnifying Person has assumed the defense in accordance with this Section 9.9, the Indemnified Person will have the right to participate in such matter and to retain its own counsel at the Indemnified Person’s own expense; provided, however, that if either (i) the Indemnifying Person requests any Indemnified Person to assist in defending, settling or resolving the Third Party Claim or (ii) in the opinion of either the Indemnifying Person or the Indemnified Person (acting reasonably) there is a legal conflict and the Indemnifying Person or the Indemnified Person (as applicable) has obtained a legal opinion that it is advisable that the Indemnified Person have separate legal representation, then any Indemnified Person shall have the right to obtain such separate legal representation and participate in the Third Party Claim and all such reasonable legal expenses incurred by the Indemnified Person will be indemnified by the Indemnifying Person. In any Third Party Claim for which the Indemnifying Person has assumed the defense in accordance with this Section 9.9, the Indemnifying Person will at all times use reasonable efforts to keep the Indemnified Person reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Person has assumed and to cooperate in good faith with the Indemnified Person with respect to the defense of any such matter and shall provide, at the Indemnified Persons request, copies of all pleadings and notices with respect to any such Third Party Claim.

(d)    No Indemnified Person may settle or compromise any Third Party Claim or consent to the entry of any Judgment with respect to any Third Party Claim for which indemnification is being sought hereunder without the prior written consent of the Indemnifying Person unless (1) the Indemnifying Person agrees in writing to pay all amounts payable pursuant to such settlement, compromise or Judgment as provided in this Agreement, (2) such settlement, compromise or Judgment includes as an unconditional term thereof the Indemnified Person and its officers, directors, employees and Affiliates receiving from the Third Party an irrevocable release from all Liability in respect of such Third Party Claim, in form and substance reasonably satisfactory to the Indemnified Person, (3) such settlement, compromise or Judgment would not result in the finding or admission of any violation of Law, and (4) such settlement, compromise or Judgment does not impose any injunctive relief or operational restrictions on the Indemnified Person or any of its Affiliates. No Indemnifying Person may settle or compromise any Third Party Claim or consent to the entry of any Judgment with respect to a Third Party Claim for which indemnification is being sought hereunder without the prior written consent of the Indemnified Person; provided that if the Indemnified Person fails or refuses to consent to any such proposed settlement or compromise of a Third Party Claim whereby such settlement or compromise (v) is made on a confidential basis, (w) includes an unconditional release of the Indemnified Person and its officers, directors, employees and Affiliates from all liability arising out of such Third Party Claim, (x) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Person, (y) does not contain any equitable Judgment or term which grants a license to or other Encumbrance on the Intellectual Property included in the Purchased Assets, and (z) does not impose any liability on the Indemnified Person for which the Indemnified Person is not entitled to indemnification hereunder, then the maximum liability of the Indemnifying Person with respect to such Third Party Claim (when it is finally resolved) shall not exceed the amount of Damages that the Indemnifying Person would have been obligated to pay pursuant to such settlement or compromise if it had been approved by the Indemnified Person.

9.10    Effect of Investigation. All right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Seller Group contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation (except, for the avoidance of doubt, for those facts, events or circumstances expressly disclosed in this Agreement or the Seller Disclosure Schedule and which operate as exceptions to the representations and warranties, or as applicable the covenants and obligations, pursuant to this Agreement). The waiver of any condition to the obligation of Purchaser to consummate the Acquisition, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.11    Insurance Proceeds. The amount of any Damages for which indemnification is provided under this Section 9 shall be net of any amounts actually recovered by the Indemnified Person under insurance polices with respect to such Damages (net of the deductible for such policies, costs of enforcement and associated costs and expenses, and any increases in premium); provided, that nothing in this Section 9.11 shall be deemed an affirmative requirement of such Indemnified Person to seek recovery under any insurance policies; provided further that, if the Indemnifying Person pays Damages to the Indemnified Person and the Indemnified Person subsequently recovers an amount in respect of the same matter giving rise to the payment of the Damages (including under any insurance policy available to any of them, or any indemnity enforceable by any of them), the Indemnified Person shall promptly reimburse to the Indemnifying Person the amount so recovered (net of the deductible for such policies, costs of enforcement and associated costs and expenses, and any increases in premium).

9.12    Exclusive Remedy. The Parties acknowledge and agree that, following the Closing, except to the extent expressly set forth in the Transition Services Agreement, the Acquired IP License Agreement, the 5G License Agreement, the Patent Portfolio License Agreement, the Chip Supply Agreement, the Termination Agreement or for claims based on fraud or faute lourde ou dolosive (within the meaning of article 1231-3 of the French civil code), the provisions contained in this Section 9 are the sole and exclusive remedy for the Purchaser Indemnified Persons and Seller Indemnified Persons following the Closing with respect to any and all claims resulting from, based upon, arising out of or related to this Agreement; it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies to enforce the Parties’ obligations under this Agreement as set forth in Section 10.12.

9.13    Non-Recourse Persons. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, each Party acknowledges and agrees, both for itself and any of its Affiliates and their respective successors and assigns, that (i) any Liability, Damages or claims that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement or the Transaction Documents, or the negotiation, execution or performance or non-performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or any of the Transaction Documents) may be made only against (and such representations and warranties are those solely of) the other Party or its Affiliate party to such Transaction Document, and then only to the extent of, and subject to the terms set forth in, this Agreement or the applicable Transaction Document; (ii) none of the other Party’s Affiliates or Representatives (collectively, other than any Subsidiary of any of the Parties, the “Non-Recourse Persons”) shall have any Liability arising under, out of or by reason of, connected with or related in any manner to this Agreement or the Transaction Documents or for any claim based on, in respect of or by reason of this Agreement or the Transaction Documents or their negotiation, execution, performance, non-performance or breach, and such Party, both for itself and any of its Affiliates and their respective successors and assigns, waives and releases all rights, Liabilities, Damages or claims against any such applicable Non-Recourse Persons with respect to the foregoing; and (iii) to the maximum extent permitted by applicable Law, such Party, both for itself and any of its Affiliates and their respective successors and assigns, (A) waives and releases any and all rights, Liabilities, Damages or claims that may otherwise be available at law or in equity, or granted by statute, regulation or other Applicable Law to avoid or disregard the entity form of the other Party or otherwise impute or extend the Liability of the other Party to any of such other Party’s applicable Non-Recourse Persons, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, veil-piercing, unfairness, undercapitalization or otherwise and (B) disclaims any reliance upon any applicable Non-Recourse Person with respect to the performance of this Agreement or the Transaction Documents or any representation or warranty made in, in connection with or as an inducement to this Agreement or the Transaction Documents. Each applicable Non-Recourse Person is an express third-party beneficiary of this Section 9.13 with full rights of enforcement of this Section 9.13 as if it were a party thereto.

9.14    Tax Effect of Indemnification Payments.
(a)    All amounts received by Purchaser from the Escrow Fund pursuant to this Agreement and all other indemnification payments made pursuant to Section 9 shall be treated for all applicable Tax purposes as adjustments to the Purchase Price, unless otherwise required by Applicable Law.

(b)    The Indemnifying Person or its agent (or as applicable the Escrow Agent) shall be entitled to deduct and withhold from any payment to the Indemnified Person pursuant to this Section 9, such amounts in respect of Withholding Taxes as are required to be deducted and withheld under the Code or any provision of Applicable Law. Any amounts deducted and withheld pursuant to the preceding sentence and paid to the appropriate taxing authorities shall be treated for all purposes of this Agreement as having been paid to the Indemnified Person in respect of whom such deduction and withholding was made. Upon request of the Indemnifying Person or its agent (or, as applicable, the Escrow Agent), the Indemnified Person shall provide (or cause to be provided) any Tax forms or other information required by them in connection with such Tax withholding and information reporting compliance in relation to such payment.

10.    General Provisions.

10.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) ten (10) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) two (2) Business Days after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via electronic mail if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day), at the following addresses (or at such other address for a Party as shall be specified upon like notice):

(a)    if to a Purchaser Entity to:

Qualcomm Technologies, Inc. 5775 Morehouse Drive San Diego, CA 92121 United States of America Attn: General Counsel E-mail: [***]
with a copy to (which shall not constitute notice):
Proskauer Rose LLP Eleven Times Square
New York, New York 10036
United States of America Attn: Lauren Boglivi; Michael Elli
E-mail: [***];[***]

and
Proskauer Rose LLP 374 rue Saint-Honoré
75001 Paris, France Attn: Jérémy Scemam
E-mail: [***]

(b)    if to Seller, to:

Sequans Communications S.A. 5-55 Boulevard Charles de Gaulle 92700 Colombes, France Attn: Mr. Georges Karam (Chief Executive Officer); Ms. Deborah Choate (Chief Financial Officer) E-mail: [***];[***]
with a copy to (which shall not constitute notice):
Orrick Herrington & Sutcliffe LLP
The Orrick Building, 405 Howard Street
San Francisco, CA 94105
United States of America
Attn: John Bautista; Brett Cooper, Richard Smith
E-mail: [***];[***];[***]

and
Orrick Herrington & Sutcliffe (Europe) LLP
61, rue des Belles Feuilles
75116 Paris, France Attn: Patrick Tardivy; Julia Apostl
E-mail: [***];[***]

10.2    Payments in Dollars. Except as otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor, without any set-off, deduction or counterclaim whatsoever; it being understood that any amounts payable in a currency other than Dollars shall be determined based on the Conversion Rate. Any amounts payable under this Agreement which are determined in currencies that are not Dollars shall be converted to Dollars on the basis of the exchange rate as observed by Bloomberg at 9:00 a.m. New York City time on the date that is two (2) Business Days immediately prior to the applicable date of determination (the “Conversion Rate”).

10.3    Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules hereto, including the Seller Disclosure Schedule: (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) except as otherwise expressly provided in Section 9, are not intended to confer upon any other Person (other than a permitted assignee) any rights or remedies hereunder.

10.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no assignment of this Agreement or any rights or obligations hereunder, by operation of Applicable Law or otherwise, may be made by any Party without the consent of the Party, other than, in the case of either Party, to their respective wholly-owned Affiliates, provided that no such assignment shall affect or relieve such Party of its obligations and other Liabilities under this Agreement. Any purposed assignment in violation of this Agreement shall be null and void ab initio.

10.5    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

10.6    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.

10.7    Intangibility of this Agreement. The Parties acknowledge and agree that the provisions herein are intangible and irrevocable. Any intention of a Party to amend, supplement or otherwise modify the provisions herein without the consent of the other Party shall be of no effect whatsoever. The Parties hereby agree in advance that any breach of the foregoing provisions shall be sanctioned by the provisions of article 1222 of the French civil code.

10.8    No Hardship

. Notwithstanding the provisions of article 1195 of the French civil code, the Parties agree that even when a change of circumstances which was not foreseeable (changement de circonstances imprévisible) as at the date of this Agreement renders the performance of the obligations hereunder excessively onerous for any of the Parties, which has not expressly accepted to assume such risk, such Person shall nevertheless fully perform its obligations under this Agreement without having the ability to (a) petition for any amendment to this Agreement under Section 10.9, or (ii) compel the other Party to renegotiate or terminate this Agreement or petition for its amendment under Section 10.9.

10.9    Express Waivers. Each Party expressly and irrevocably waives, to the fullest extent permitted by Applicable Law, (a) any right such Party may have under article 1226 of the French civil code to terminate this Agreement or intend to terminate this Agreement, and (b) any right such Party may have under articles 1186 and 1187 of the French civil code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever.

10.10    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of France, without reference to its choice of law rules.

10.11    Resolution of Conflicts.

(a)    All disputes, controversies, or claims arising out of, relating to or in connection with this Agreement including any question regarding its existence, validity, termination, or the determination of the scope of the agreement to arbitrate, shall be finally settled by binding arbitration administered by the International Chamber of Commerce and conducted pursuant to its Rules of Arbitration by three (3) arbitrators appointed in accordance with said Rules. The place of arbitration shall be New York, New York, U.S.A., and the exclusive language to be used for the arbitral proceedings shall be English. The Parties agree that an arbitral tribunal appointed hereunder or under the Technology License Agreement or the other Transaction Documents may exercise jurisdiction with respect to this Agreement, the Technology License Agreement and the other Transaction Documents.

(b)    The prevailing Party shall be entitled to recover, in addition to any damages, its reasonable attorneys’ fees and costs incurred in connection with the arbitration.

(c)    Nothing herein will prevent a Party, prior to appointment of the arbitrator, from making application to any court of competent jurisdiction, for any provisional remedy available at law or in equity. Such application for relief shall not constitute a waiver of this agreement to arbitrate. Upon appointment, the arbitrator shall have exclusive authority to order provisional or interim relief, except that any relief ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction. The Parties waive objection to venue, including forum non conveniens or other similar doctrine, and consent to the non-exclusive personal jurisdiction of the federal courts of New York, New York, U.S.A. in any action to recognize or enforce this agreement to arbitrate or any order or award of the arbitrator, or for the provisional or interim remedies provided for herein. Judgment upon the award may be entered by any court having jurisdiction thereof.

(d)    Discovery shall be limited to written requests for the production of specific documents or narrow categories of documents that are relevant and material to the outcome of the case. There shall be no depositions of witnesses. The final award must be rendered within nine months of the appointment of the full arbitral tribunal. This time limit may be extended by consent of the Parties or by the arbitral tribunal for good cause, provided that an award shall not be invalid for being rendered after the time period herein specified, or after any extended period. EACH PARTY HERETO HEREBY AGREES THAT THE ARBITRATION PROCEDURE PROVIDED HEREIN WILL BE THE SOLE AND EXCLUSIVE METHOD OF RESOLVING ANY OF THE AFORESAID DISPUTES, CONTROVERSIES OR CLAIMS.

(e)    The Parties shall keep the arbitral proceedings and all awards confidential, as well as all documents, testimony or other information disclosed by another party during the proceedings, and all such information shall constitute confidential information, except as required by Applicable Law or as necessary to protect or pursue a legal right or to enforce or challenge an award in bona fide Legal Proceedings. Provided the recipients agree to keep such information confidential, such information may be disclosed to outside attorneys, auditors or accountants of the Parties.

10.12    Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably harmed and could not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party hereby consents to the issuance of injunctive or equitable relief to compel performance of such Party’s obligations and to the granting by an arbitral tribunal or the courts in accordance with Section 10.11 with respect to injunctive or equitable relief, including the remedy of specific performance of a Party’s obligations hereunder and thereunder pursuant to article 1221 of the French civil code. Each Party agrees and acknowledges that specific performance is feasible and that there is no disproportion between the cost of such specific performance (exécution forcée) for the breaching Party and its purpose for the beneficiary Party claiming the same. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The remedy provided for in this Section 10.12 shall not be deemed to be the exclusive remedy for a Party’s breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the other Parties.

10.13    Rules of Construction. The Parties hereby declare that they have each been advised or had the opportunity to be advised by their own lawyers or counsels and that they have thus assessed in full independence the scope of their rights and obligations under this Agreement. Consequently, no lawyer or counsel, even if he or she has played a key role in the drafting of this Agreement, shall be considered to have the capacity as sole drafter (rédacteur unique) or joint drafter (rédacteur conjoint) of this Agreement or any other Transaction Document, with respect to the Parties. Each of the Parties hereby: (a) waives the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Person drafting such agreement or document; (b) acknowledges that this Agreement is not a standard or adhesion contract (contrat d’adhésion); and (c) waives any right to claim for such provisions of the French civil code, in particular the provisions of articles 1110, 1171 or 1190 of the French civil code.

10.14    Schedules. Any information disclosed pursuant to any Schedule hereto as an exception to particular section(s) of this Agreement shall be deemed to be disclosed as an exception to each other section for Purchaser to the extent the relevance of such information to such other section is readily apparent on its face, notwithstanding the omission or a cross-reference thereto. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other amounts, items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such amount, item or matter in any dispute between the Parties as to whether any item or matter not specified herein or included in any Schedule is or is not material for purposes of this Agreement. In addition, neither the specification of any amount, item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such amount, item or matter in any dispute between the Parties as to whether any amount, item or matter not specified herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. In no event will the listing of any item or matter in any Schedule be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants, or agreements contained in this Agreement. Summaries or descriptions of Contracts or other documents contained in the Seller Disclosure Schedule are qualified in their entirety by the Contracts or documents themselves.

10.15    Interpretation.

(a)    When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)    The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 3 to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to

Purchaser or its Representatives, that such information, document, or material was made available for review (without subsequent modification by the Seller Group) by Purchaser or its Representatives in the virtual data room set up by Seller in connection with this Agreement at least two (2) Business Days prior to the date of this Agreement.

(e)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; and (iv) all references to any time of day or date is to that time or date in France.

(f)    All references to “$”, “dollar” or “Dollar” amounts will be to lawful currency of the United States.

(g)    All references to days shall be to calendar days unless Business Days are specified (provided that articles 640 to 642 of the French civil procedure code shall be applied to calculate any period of time under this Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein).

(h)    All references to Applicable Law include references to the Applicable Law as amended or re‑enacted, any Applicable Law which it amends or re‑enacts and any Applicable Law made under or implementing it, in each case for the time being in force (whether before, on or after the date of this Agreement).

(i)    Any French term in this Agreement shall supersede its English translation.

(j)    Any statement referring to “best efforts” or “best endeavours” or similar expression shall be construed as a reference to the French legal concept of “obligation de moyens renforcée” and any statement referring to “reasonable efforts” or “reasonable endeavours” or similar expression shall be construed as a reference to the French legal concept of “obligation de moyens”.

(k)    Any statement referring to “procure” or similar expression shall be construed as a reference to the French legal concept of “porte-fort”.

(l)    The words “in writing” shall include email or other electronic methods of delivery.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1367 et seq. of the French civil code. For this purpose, the Parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this document has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this document.

Each of the Parties acknowledges and accepts that the signature process used by the parties to electronically sign this document enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with article 1375 paragraph 4 of the French civil code.

QUALCOMM TECHNOLOGIES, INC.

By:
Name: Duane Nelles III Title: Senior VP, Corporate Development
QUALCOMM FRANCE S.A.R.L.

By:
Name: Jean Varaldi Title: Gérant
QUALCOMM TECHNOLOGIES INTERNATIONAL, LTD.

By:
Name: Neil Martin Title: Director

SEQUANS COMMUNICATIONS S.A.

By:
Name: Georges Karam Title: Chairman & CEO

Schedule
Seller Disclosure Schedule
[***]

Statement of Electronic Delivery of Prewritten Software and Electronic Assets

The purpose of this statement is to serve as documentation that the delivery of prewritten software, and other assets that can be transferred electronically, including, but not limited to, reference designs and related instructions, collateral and support materials by Seller to Purchaser is received at a California location and is in conformity with California Regulation 1502(f)(1)(D) which states “[t]he sale or lease of a prewritten program is not a taxable transaction if the program is transferred by remote telecommunications from the seller’s place of business, to or through the purchaser’s computer and the purchaser does not obtain possession of any tangible personal property, such as storage media, in the transaction...”

Software Seller’s Statement

I certify that the prewritten software and other electronic assets were transferred electronically to Qualcomm Technology Inc.’s (“Purchaser”) computer/server by remote telecommunications from Sequans Communications S.A. (“Seller”) and no tangible media (e.g., CD’s, diskettes, tapes) was transferred in the transaction.

Seller’s Name: ________________________ Date: _______________________

Description of Property:

Name of Seller’s Representative (Print): _______________________________________

Signature of Seller’s Representative: ________________________________________

Software Purchaser’s Statement

I certify the software and other electronic assets described above were transferred electronically to Purchaser by remote telecommunications. Seller did not transfer possession of any tangible personal property, such as storage media, to Purchaser in the transaction.

Software was received at: _______________________________________________________

Name of Purchaser’s Representative (Print): __________________________________

Signature of Purchaser’s Representative: ____________________________________

Date: _________________________